Exhibit 4.20

AGREEMENT

DATED 28 DECEMBER, 2007

US$150,000,000 REDUCING REVOLVING CREDIT FACILITY

for

SEASPAN FINANCE II CO. LTD.

and

SEASPAN FINANCE III CO. LTD.

(as Borrowers)

with

SEASPAN CORPORATION

(as Guarantor)

arranged by

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED

with

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED

as Facility Agent

STEPHENSON HARWOOD

One St Paul’s Churchyard

London EC4M 8SH

Tel: +44 (0)20 7329 4422

Fax: +44 (0)20 7329 7100

(Ref: 814)

8.	Compliance Certificate	100
9.	Annual Compliance Certificate	101
10.	Standing Payment Instructions	102
11.	Estimated Addback Relating to Certain Delivered Vessels* Depreciation	103

Signatories		107

THIS AGREEMENT is dated 28 December 2007

BETWEEN:

(1)	SEASPAN FINANCE II CO. LTD. and SEASPAN FINANCE III CO. LTD., each a corporation incorporated according to the laws of the Republic of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the Borrowers and each a Borrower);

(2)	SEASPAN CORPORATION, a corporation incorporated according to the laws of the Republic of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the Guarantor);

(3)	INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, acting through its Beijing branch as sole bookrunner (in such capacity the Arranger);

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Lenders) as original lenders (the Original Lenders); and

(5)	INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, acting through its Beijing branch as administrative agent and security trustee (in such capacity the Facility Agent).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Account Bank means Industrial and Commercial Bank of China (Asia) Limited, with its registered office at 33/F, ICBC Tower, 3 Garden Road, Central, Hong Kong or any other bank or financial institution with which, with the prior written consent of the Facility Agent (acting in accordance with the instructions of the Majority Lenders), the Retention Account is at any time held.

Administrative Party means the Arranger or the Facility Agent.

Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

Agreement means this credit agreement, including any schedules or appendices hereto, as amended from time to time.

Annual Compliance Certificate means the form of certificate attached at Schedule 9 (Annual Compliance Certificate).

Applicable Law means any or all applicable law (whether civil, criminal or administrative), common law, statute, statutory instrument, treaty, convention, regulation, directive, by-law, demand, decree, ordinance, injunction, resolution, order, judgment, rule, permit, licence or restriction (in each case having the force of law) and codes of practice or conduct, circulars and guidance notes generally accepted and applied by the global container shipping industry, in each case of any government, quasi-government, supranational, federal, state or local government, statutory or regulatory body, court, agency or association relating to all laws, rules, directives and regulations, national or international, public or private in any applicable jurisdiction from time to time.

Approved Valuers means Braemar Seascope Shipping Limited and H. Clarkson & Co. Ltd. or such other independent reputable shipbroker acceptable to the Facility Agent and the Guarantor.

Availability Period means the period from and including the date of this Agreement, to and including the Final Maturity Date.

Break Costs means the amount (if any) which a Lender is entitled to receive under this Agreement as compensation if any part of a Loan or overdue amount is prepaid other than on the last day of a Term for such Loan or overdue amount as determined pursuant to Clause 24.3 (Break Costs) hereof.

Builder means (i) Hyundai Samho Heavy Hyundai Heavy Industries Co. Ltd., a corporation organised and existing under the laws of the Republic of Korea in respect of Vessel 1 and (ii) Hyundai Heavy Industries Co. Ltd., a corporation organised and existing under the laws of the Republic of Korea in respect of Vessel 2.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, England; New York, the United States of America; Vancouver, Canada; Beijing, People’s Republic of China and Hong Kong.

Cash and Cash Equivalents shall have the meaning given to it in Clause 17.1 (Financial Covenants).

Change of Control means the acquisition, directly or indirectly, by any person or group other than the Seaspan Group of beneficial ownership of more than fifty per cent. (50%) of the aggregate outstanding voting power of the equity interests of the Guarantor or, in respect of the Borrowers, means the Guarantor ceasing to be the legal and beneficial owner of either of the Borrowers.

Charter Breach means:

(a)	the failure by the Charterer to make payment of hire under a Time Charter for a period of three (3) months; or

(b)	any other breach by the Charterer which would give the Guarantor the right to terminate the applicable Time Charter.

Charter Default means a default by the Charterer that results in the Borrowers having an obligation to prepay all or any of the Loans pursuant to Clause 16.25(b) (Charter Breach, Expiration or Termination of Time Charter).

Charter Guarantee means the guarantee provided or to be provided by the Charter Guarantor in favour of the Guarantor in respect of the obligations of COSCO Container Lines (Hong Kong) Co., Ltd. if such entity is the Charterer of the Vessels.

Charter Guarantor means COSCO Container Lines Co., Ltd. of Shanghai, People’s Republic of China.

Charterer means either COSCO Container Lines (Hong Kong) Co., Ltd. of Hong Kong, S.A.R. People’s Republic of China or COSCO Container Lines Co., Ltd. of Shanghai, People’s Republic of China, or any substitute charterer from time to time in accordance with the provisions of Clause 16.25 (Charter Breach, Expiration or Termination of Time Charter).

Commitment means:

(a)	for an Original Lender, the aggregate amount set opposite its name in Schedule 1 (Original Lenders) under the heading Commitments and the amount of any other commitment to advance funds under this Agreement it acquires; and

(b)	for any other Lender, the amount of any commitment to advance funds under this Agreement it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

Commitment Reduction Date means each of the consecutive dates referred to in Clause 6.8(b) (Automatic Reduction and Cancellation).

Compliance Certificate means the form of certificate attached at Schedule 8 (Compliance Certificate).

Confidentiality Undertaking means a confidentiality undertaking in a form agreed between the Security Parties and the Facility Agent.

Date of Total Loss means, in respect of a Vessel, the date of Total Loss of that Vessel which date shall be deemed to have occurred:

(a)	in the case of an actual total loss, on the actual date and at the time that Vessel was lost or, if such date is not known, on the date on which that Vessel was reported lost;

(b)	in the case of a constructive total loss, upon the date and at the time notice of abandonment is given to the Insurers for the time being (provided a claim for total loss is admitted by such Insurers) or, if such Insurers do not forthwith admit such a claim, at the earliest of the date and time at which either a total loss is subsequently admitted by the Insurers or a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred or one hundred and eighty (180) days from the date of notice of abandonment;

(c)	in the case of a compromised, agreed or arranged total loss, on the date upon which a binding agreement as to such compromised, agreed or arranged total loss has been entered into by the Insurers;

(d)	in the case of requisition for title or other compulsory acquisition, on the date upon which the relevant requisition for title or other compulsory acquisition occurs; and

(e)	in the case of capture, seizure, arrest, detention, requisition for hire or confiscation by any government or by persons acting or purporting to act on behalf of any government or by any other person which deprives the Guarantor or, as the case may be, the Charterer of the use of that Vessel for more than sixty (60) days, upon the expiry of the period of sixty (60) days after the date upon which the relevant capture, seizure, arrest, detention, requisition or confiscation occurred.

Deed of Covenants means, in respect of a Vessel, the deed of covenants entered into or to be entered into by the Guarantor and the Facility Agent collateral to the Mortgage over that Vessel.

Default means:

(a)	an Event of Default; or

(b)	an event which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.

Delivery Date means, in respect of a Vessel, the date of actual delivery of that Vessel to the Guarantor under the terms of the relevant Shipbuilding Contract.

Delivery Date Instalment means, in respect of a Vessel, the amount due and payable by the Guarantor in accordance with the relevant Shipbuilding Contract and to be deposited at a bank designated by the Builder on or three (3) Business Days prior to the relevant Delivery Date under that Shipbuilding Contract.

Dollars or US$ means the lawful currency for the time being of the United States of America.

Earnings means, in respect of a Vessel, all present and future moneys and claims which are earned by or become payable to or for the account of the Guarantor in connection with the operation or ownership of that Vessel and including but not limited to:

(a)	freights, passage and hire moneys (howsoever earned);

(b)	remuneration for salvage and towage services;

(c)	demurrage and detention moneys;

(d)	all moneys and claims in respect of the requisition for hire of that Vessel;

(e)	payments received in respect of any off-hire insurance;and

(f)	payments received pursuant to any Charter Guarantee relating to that Vessel.

Environment means:

(a)	any land including, without limitation, surface land and sub-surface strata, sea bed or river bed under any water (as referred to below) and any natural or man-made structures;

(b)	water including, without limitation, coastal and inland waters, surface waters, ground waters and water in drains and sewers; and

(c)	air including, without limitation, air within buildings and other natural or man-made structures above or below ground.

Environmental Approvals means any permit, licence, approval, ruling, variance, exemption or other authorisation required under applicable Environmental Laws.

Environmental Claim means any claim by any person or persons or any governmental, judicial or regulatory authority which arises out of any breach, contravention or violation of

Environmental Law or of the existence of any liability or potential liability arising from such breach, contravention or violation or the presence of Hazardous Material in contravention of Environmental Laws. In this context, claim means: a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action by any governmental, judicial or regulatory authority; and any form of enforcement or regulatory action.

Environmental Laws means any or all Applicable Law relating to or concerning:

(a)	pollution or contamination of the Environment, any ecological system or any living organisms which inhabit the Environment or any ecological system;

(b)	the generation, manufacture, processing, distribution, use (including abuse), treatment, storage, disposal, transport or handling of Hazardous Materials; and

(c)	the emission, leak, release, spill or discharge into the Environment of noise, vibration, dust, fumes, gas, odours, smoke, steam, effluvia, heat, light, radiation (of any kind), infection, electricity or any Hazardous Material and any matter or thing capable of constituting a nuisance or an actionable tort or breach of statutory duty of any kind in respect of such matters, including, without limitation, the following laws of the United States of America: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended, the Resource Conservation and Recovery Act, as amended, and the Toxic Substances Control Act, as amended, together, in each case, with the regulations promulgated and the guidance issued pursuant thereto.

Environmental Representative means the Guarantor and the Manager together with their respective employees and all of those persons for whom the Guarantor or the Manager is responsible under any Applicable Law in respect of any activities undertaken in relation to any of the Vessels.

Event of Default means an event specified as such in Clause 19 (Default) of this Agreement.

Excess Risks means, in respect of a Vessel:

(a)	the proportion of claims for general average, salvage and salvage charges which are not recoverable as a result of the value at which that Vessel is assessed for the purpose of such claims exceeding her hull and machinery insured value; and

(b)	collision liabilities not recoverable in full under the hull and machinery insurance by reason of those liabilities exceeding such proportion of the insured value of that Vessel as is covered by the hull and machinery insurance.

Facility means the credit facility made available under this Agreement.

Facility Office means in respect of a Lender, the office through which that Lender will perform its obligations under this Agreement from time to time, which at the date of this Agreement is the address shown for such Lender in Schedule 1 (Original Lenders) or such other address as a Lender may notify to the Facility Agent from time to time.

Fee Letter means any letter entered into by reference to this Agreement between one or more Administrative Parties, the Guarantor and the Borrowers setting out the amount of certain fees referred to in this Agreement.

Final Maturity Date means the earlier of (a) the twelfth anniversary of the Delivery Date of the Vessel which is delivered latest in time and (b) 17 October 2023.

Finance Document means:

(a)	this Agreement;

(b)	each Security Document;

(c)	the Fee Letter;

(d)	each Manager’s Undertaking;

(e)	a Transfer Certificate; and

(f)	any other document designated as such by the Facility Agent and the Security Parties.

Finance Party means a Lender or an Administrative Party.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit;

(c)	any bond, note, debenture, loan stock or other similar instrument;

(d)	any redeemable preference share;

(e)	any agreement treated as a finance or capital lease in accordance with U.S. GAAP;

(f)	receivables sold or discounted (otherwise than on a non-recourse basis);

(g)	the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(h)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark to market value of the derivative transaction will be used to calculate its amount);

(i)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(j)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(k)	any guarantee, indemnity or similar assurance against financial loss of any person.

Guarantee means the guarantee and indemnity of the Guarantor contained in Clause 18.

Hazardous Material means any element or substance, whether natural or artificial, and whether consisting of gas, liquid, solid or vapour, whether on its own or in any combination with any other element or substance, which is listed, identified, defined or determined by any Environmental Law or other Applicable Law to be, to have been, or to be capable of being or becoming harmful to mankind or any living organism or damaging to the Environment, including, without limitation, oil (as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended).

Holding Company means a holding company within the meaning of section 736 of the Companies Act 1985.

Increased Cost means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return under a Finance Document or on its overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Insurances Assignment means, in respect of a Vessel, the assignment of the Obligatory Insurances to be granted in favour of the Facility Agent by the Guarantor together with any and all notices and acknowledgements entered into in connection therewith.

Insurers means the underwriters or insurance companies with whom any Obligatory Insurances are effected and the managers of any protection and indemnity or war risks association in which any of the Vessels may at any time be entered.

ISM Code means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organization Assembly as Resolutions A.741(18) and A.788(19), as the same may have been or may be amended or supplemented from time to time. The terms “safety management system”, “Safety Management Certificate”, “Document of Compliance” and “major non-conformity” shall have the same meanings as are given to them in the ISM Code.

ISPS Code means the International Ship and Port Facility Security Code adopted by the International Maritime Organization Assembly as the same may have been or may be amended or supplemented from time to time.

Lender means:

(a)	an Original Lender; or

(b)	any person which becomes a party to this Agreement after the date of this Agreement pursuant to Clause 28.2 (Assignment and transfers by Lenders);

and Lenders means all of them.

LIBOR means for a Term of any Loan or overdue amount:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the relevant currency or Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. on the second London Business Day before the start of the Term for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to that Term.

Loans means any loan drawn down under this Facility (each a Loan).

London Business Day means a day (other than a Saturday or a Sunday) on which banks are open for business in London.

Losses means each and every liability, loss, charge, claim, demand, action, proceeding, damage, judgment, order or other sanction, enforcement, penalty, fine, fee, commission, interest, lien, salvage, general average, cost and expense of whatsoever nature suffered or incurred by or imposed on the Lenders.

Majority Lenders means Lenders:

(a)	whose share in the outstanding Loans and whose undrawn Commitments then aggregate exceed 50% of the aggregate of all the outstanding Loans and the undrawn Commitments of all the Lenders;

(b)	if there is no Loan then outstanding, whose undrawn Commitments then aggregate exceed 50% of the Total Commitments; or

(c)	if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated exceed 50% of the Total Commitments immediately before the reduction.

Management Agreement means the management agreement made or to be made between the Guarantor and the Manager.

Management Agreement Assignment means the assignment of the Management Agreement granted or to be granted in favour of the Facility Agent by the Guarantor together with any and all notices and acknowledgements entered into in connection therewith.

Manager means Seaspan Management Services Limited of Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda or such other professional manager or managers as may be approved by the Facility Agent (acting in accordance with the instructions of the Majority Lenders) from time to time.

Manager’s Undertaking means a letter of undertaking to be issued by the Manager to the Facility Agent confirming it shall not make a claim to security ranking ahead of the Lenders’ security in respect of a Vessel in form and substance satisfactory to the Facility Agent.

Mandatory Cost means, as the context so requires, the amount calculated by each Lender and notified to the Facility Agent in accordance with Clause 21.16 or the aggregate of the amounts so calculated and notified.

Margin means 0.80 % per annum.

Market Value means, in respect of a Vessel, the average of two valuations each certified in Dollars and carried out by two Approved Valuers within the last six months, reporting to the Facility Agent by way of written reports in form and substance satisfactory to the Facility Agent (acting reasonably) on the basis of a sale for prompt delivery of the Vessel for cash (free of Security Interests), on a without charter basis and at arm’s-length on normal commercial terms as between willing seller and buyer.

Material Adverse Effect means a material adverse effect on:

(a)	the ability of the Security Parties to perform all of their payment obligations under this Agreement; or

(b)	the validity or enforceability of this Agreement.

Maturity Date means the last day of the Term of a Loan.

Maximum Available Loan Amount means in respect of each Vessel, the lesser of (i) sixty five per cent (65%) of the Vessel Delivered Costs of that Vessel and (ii) seventy five million Dollars (US$75,000,000).

Maximum Facility Amount means, subject to Clause 6.8 (Automatic reduction and cancellation) and Clause 6.13 (Reduction of Maximum Facility Amount), one hundred and fifty million Dollars (US$150,000,000) being the total of the Maximum Available Loan Amounts for both Vessels, such sum to be reduced proportionately to the extent that not all Vessels are delivered to the Guarantor on or before 27 October 2011.

Measurement Period means, at any time, the last four (4) fiscal quarters for the Guarantor provided always that until four (4) fiscal quarters have elapsed from the date of this Agreement, the period from the date of this Agreement until the date of determination.

Mortgage means, in respect of a Vessel, the first priority Hong Kong ship mortgage to be given by the Guarantor in favour of the Facility Agent, in respect of each Vessel, on the Delivery Date of that Vessel.

Obligatory Insurances means in respect of each Vessel:

(a)	all contracts and policies of insurance and all entries in clubs and/or associations which are from time to time required to be effected and maintained in accordance with this Agreement in respect of each of the Vessels; and

(b)	all benefits under the contracts, policies and entries under paragraph (a) above and all claims in respect of them and the return of premiums.

Party means a party to this Agreement or any Finance Document.

Permitted Liens means, in respect of a Vessel:

(a)	Security Interests created by the Security Documents;

(b)	liens for unpaid crew’s wages including wages of the master and stevedores employed by the Vessel, outstanding in the ordinary course of trading for not more than one calendar month after the due date for payment;

(c)	liens for salvage;

(d)	liens for classification or scheduled dry docking or for necessary repairs to that Vessel whose aggregate cost does not exceed US$1,500,000 at any one time in respect of that Vessel;

(e)	liens for collision;

(f)	liens for master’s disbursements incurred in the ordinary course of trading;

(g)	statutory and common law liens of carriers, warehousemen, mechanics, suppliers, materials men, repairers or other similar liens, including maritime liens, in each case arising in the ordinary course of business, outstanding for not more than one month whose aggregate value does not exceed US$500,000; and

in the case of paragraphs (b) to (g) inclusive provided that the amounts which give rise to such liens are paid when due (or, in the case of paragraph (b) or (g) above, within one month of such amount being outstanding) or, if not paid when due are being disputed in good faith by appropriate proceedings (and for the payment of which adequate reserves or security are at the relevant time maintained or provided), provided further that such proceedings, whether by payment of adequate security into Court or otherwise, do not give rise to a material risk of the relevant Vessel or any interest therein being seized, sold, forfeited or otherwise lost or of criminal liability on the Facility Agent.

Post-Delivery Period means, in respect of a Vessel, the period from the Delivery Date of that Vessel until the Final Maturity Date.

Pre-delivery Assignment means, in respect of a Vessel, the assignment of the Shipbuilding Contract and/or the Refund Guarantees granted or to be granted by the Guarantor in favour of the Facility Agent, together with all notices entered into in connection therewith.

Pro Rata Share means:

(a)	for the purpose of determining a Lender’s share in a utilisation of the Facility, the proportion which its Commitment bears to the Total Commitments; and

(b)	for any other purpose on a particular date:

(i)	the proportion which a Lender’s share of the Loans (if any) bears to all the Loans;

(ii)	if there is no Loan outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date; or

(iii)	if the Total Commitments have been cancelled, the proportion which its Commitment bore to the Total Commitments immediately before being cancelled.

Quarter Day means each of the 30th  March, 30th June, 30th September, 30th December in each year provided always that such date is a Business Day.

Rate Fixing Day means two (2) London Business Days before the first day of a Term, or unless market practice differs in the London interbank market for a currency, in which case the Rate Fixing Day for that currency will be determined by the Facility Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Rate Fixing Day will be the last of those days).

Reduction Schedule means the schedule of Commitment Reduction Dates as detailed in Schedule 7 (Reduction Schedule) to be replaced as required in accordance with Clause 5.3.

Reference Banks means Industrial and Commercial Bank of China Limited and any other bank or financial institution appointed as such by the Facility Agent (acting on the instructions of the Majority Lenders) under this Agreement.

Refund Guarantees means, in respect of a Vessel, the one or more refund guarantees, issued by a Refund Guarantor in favour of the Guarantor or such other refund guarantees as may replace the same from time to time (with the approval of the Facility Agent, acting on the instructions of the Majority Lenders).

Refund Guarantor means National Agricultural Cooperative Federation of Korea or such other refund guarantor (being an international bank with a minimum rating of BBB+ by S&P or any other bank approved by the Facility Agent, acting on the instructions of the Majority Lenders) as may replace the same from time to time.

Related Contracts means any or all of the following (as the context requires):

(a)	the Shipbuilding Contracts;

(b)	the Refund Guarantees;

(c)	the Obligatory Insurances;

(d)	the Time Charters, Charter Guarantees, if applicable; and

(e)	the Management Agreement.

Release means an emission, spill, release or discharge into or upon the air, surface water, groundwater, or soils of any Hazardous Materials for which the Guarantor has any liability under Environmental Law, except in accordance with a valid Environmental Approval.

Request means a request made by the Borrowers for a Loan, substantially in the form of Schedule 4 (Form of Request).

Required Insurance Amount means, in respect of a Vessel, at any date of determination, 120% of the aggregate principal amount of the outstanding Loans which are attributable to such Vessel.

Requisition Compensation means, in respect of a Vessel, all moneys or other compensation payable by reason of requisition for title to, or other compulsory acquisition of, that Vessel including requisition for hire.

Retention Account means the bank account to be opened by the Guarantor with the Account Bank and designated “Seaspan Corporation – Retention Account”.

Retention Account Charge means the fixed charge or, as the case may be, pledge in respect of all monies standing to the credit from time to time of the Retention Account granted or to be granted by the Guarantor in favour of the Facility Agent on or about the date of this Agreement, together with any and all notices and acknowledgements entered into in connection therewith.

Rollover Loan means one or more Loans:

(a)	to be made on the same day that a maturing Loan is due to be repaid in accordance with Clause 5.1(a);

(b)	the aggregate amount of which is equal to or less than the maturing Loan; and

(c)	to be made for the purpose of refinancing a maturing Loan.

SAFE means the State Administration of Foreign Exchange of the People’s Republic of China.

Screen Rate means, for LIBOR, and in respect of a Term, the percentage rate per annum for a period substantially the same as the relevant Term displayed on page 3750 of the Reuters screen. If the relevant page is replaced or the service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate.

Seaspan Group means:

(a)	any of Kyle Washington, Kevin Washington, Gerry Wang, Graham Porter, Dennis Washington or any of their estate, spouse, and/or descendants; or

(b)	any trust for the benefit of the persons listed in (a) above; or

(c)	an Affiliate of any of the persons listed in (a) or (b) above.

Secured Liabilities means all present and future obligations and liabilities (actual or contingent) of the Security Parties to the Finance Parties or any of them under or in connection with any Finance Document.

Security Agreements means:

(a)	the Pre-delivery Assignments;

(b)	the Mortgages;

(c)	the Deeds of Covenant;

(d)	the Insurances Assignments;

(e)	the Management Agreement Assignment;

(f)	the Manager’s Undertaking;

(g)	the Time Charter and Earnings Assignments;

(h)	the Retention Account Charge;

(i)	the Share Pledge; and

(j)	any other document designated as such in writing by the Borrowers and the Facility Agent.

Security Assets means any asset which is the subject of a Security Interest created by a Security Document and any interest or profit in respect of an investment in accordance with Clause 20.5 (Investments).

Security Document means:

(a)	each Security Agreement; and

(b)	any other document evidencing or creating security over any asset of the Security Parties to secure any obligation of the Security Parties to the Finance Parties or any of them under the Finance Documents.

Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

Security Parties means the Borrowers and the Guarantor and Security Party means either of them.

Share Pledge means the pledge of shares in the Borrowers granted by the Guarantor in favour of the Facility Agent.

Shipbuilding Contract means, in respect of each Vessel, the agreement between the Builder and the Guarantor dated 8 September 2007.

S & P means Standard & Poor’s Ratings Group and any successor thereto.

Subsidiary means:

(a)	a subsidiary within the meaning of section 736 of the Companies Act 1985; and

(b)	unless the context otherwise requires, a subsidiary undertaking within the meaning of section 258 of the Companies Act 1985.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Tax Deduction means a deduction or withholding for or on account of Tax made from a payment under a Finance Document by a payer for or on account of Tax imposed on that payer by any jurisdiction from which such payment is made or within which such payment arises.

Tax Payment means a payment made by the Borrowers to a Lender in any way relating to a Tax Deduction or under any indemnity given by the Borrowers in respect of Tax under any Finance Document.

Term means each period determined under this Agreement by reference to which interest payable on a Loan or an overdue amount is calculated.

Time Charter means, in respect of each Vessel, the time charterparty entered into by the Guarantor and the Charterer or such other time charterparty entered into from time to time in respect of a Vessel in accordance with this Agreement.

Time Charter and Earnings Assignment means, in respect of a Vessel, the assignment of the Time Charter, any Charter Guarantee and the Earnings granted or to be granted by the Guarantor in favour of the Facility Agent, together with any and all notices entered into in connection therewith.

Total Commitments means the aggregate of the Commitments of all the Lenders.

Total Loss means in relation to a Vessel:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Vessel;

(b)	requisition for title or other compulsory acquisition of that Vessel otherwise than by requisition for hire;

(c)	capture, seizure, arrest, detention, or confiscation of that Vessel by any government or by persons acting or purporting to act on behalf of any government or by any other person which deprives the Guarantor of that Vessel or as the case may be the Charterer of the use of that Vessel for more than sixty (60) days after that occurrence; and

(d)	requisition for hire of that Vessel by any government or by persons acting or purporting to act on behalf of any government which deprives the Guarantor or as the case may be the Charterer of the use of that Vessel for a period of sixty (60) days, other than a charter of the Vessel to a government or government agency approved by the Guarantor and by the Facility Agent (acting on the instructions of the Majority Lenders).

Transfer Certificate means a certificate, substantially in the form of Schedule 6 (Form of Transfer Certificate), with such amendments as the Facility Agent and the Borrowers may approve or reasonably require or any other form agreed between the Facility Agent and the Borrowers.

U.S. GAAP means generally accepted accounting principles adopted and accepted in the United States of America (i) on the date of this Agreement when used in the context of calculating the financed covenants set out in Clause 17 and (ii) otherwise, from time to time.

Utilisation Date means each date on which the Facility or any part thereof is utilised.

Vessel 1 means the 13,100 TEU vessel to be constructed in accordance with the relevant Shipbuilding Contract, with Hull No. S452.

Vessel 2 means the 13,100 TEU vessel to be constructed in accordance with the relevant Shipbuilding Contract, with Hull No. 2177.

Vessel Contract Price means approximately one hundred and sixty five million two hundred and eighty four thousand Dollars ($165,284,000) as evidenced in the relevant Shipbuilding Contract.

Vessel Delivered Costs means, in respect of each Vessel, the aggregate of:

(a)	the Vessel Contract Price;

(b)	all other costs and expenses in connection with the Shipbuilding Contract (such costs and expenses to be documented to the reasonable satisfaction of the Facility Agent);

(c)	fees, commissions, interest, costs and expenses due prior to the Delivery Date under the Finance Documents; and

(d)	legal fees;

which amount shall be in the maximum amount of one hundred and eighty two million Dollars (US$182,000,000) in total.

Vessels means together Vessel 1 and Vessel 2 and Vessel means either of them.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

assets includes present and future properties, revenues and rights of every description;

an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality and their successors in title, permitted assigns and permitted transferees; and

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ii)	a currency is a reference to the lawful currency for the time being of the relevant country;

(iii)	a Default being outstanding means that it has not been cured, remedied or waived;

(iv)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(v)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(vi)	a Finance Document or another document is a reference to that Finance Document or other document as amended;

(vii)	a time of day is a reference to London time; and

(viii)	words importing the plural shall include the singular and vice versa.

(b)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on (and including) one day in a calendar month and ending on (but excluding) the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding subparagraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and notwithstanding any term of any Finance Document, the consent of any third party is not required for any variation (including any release or compromise of any liability) or termination of that Finance Document.

(d)	Unless the contrary intention appears or unless the context otherwise permits:

(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)	any obligation of the Borrowers under the Finance Documents which is not a payment obligation remains in force in accordance with its terms for so long as any payment obligation of the Borrowers is or may be outstanding under the Finance Documents.

(e)	Joint and Several Liability

(i)	All obligations, covenants, representations, warranties and undertakings in or pursuant to the Finance Documents assumed, made, given or entered into by the Security Parties shall, unless otherwise expressly provided, be assumed, made, given or entered into by the Security Parties jointly and severally.

(ii)	Each of the Security Parties agrees that any rights which it may have at any time during the term of the Facility, by reason of the performance of its obligations under the Finance Documents, to be indemnified by the other Security Party and/or to take the benefit of any security taken by the Facility Agent pursuant to the Finance Documents shall be exercised in such manner and on such terms as the Facility Agent may require or as provided in this Agreement. Each of the Security Parties agrees to hold any sums received by it as a result of its having exercised any such right on trust for the Facility Agent on behalf of the Lenders absolutely.

(iii)	Each of the Security Parties agrees that it will not at any time during the term of the Facility claim any set-off or counterclaim against the other Security Party in respect of any liability owed to it by that other Security Party under or in connection with the Finance Documents, nor prove in competition with any of the Finance Parties in any liquidation of (or analogous proceeding in respect of) any other Security Party in respect of any payment made under the Finance Documents or in respect of any sum which includes the proceeds of realisation of any security held by the Facility Agent for the repayment of the Loans.

(f)	The headings in this Agreement do not affect its interpretation.

2.	FACILITY AND PURPOSE

2.1	Facility

Subject to the terms of this Agreement, the Lenders shall make available to the Borrowers a revolving credit facility in a maximum aggregate amount equal to the Maximum Facility Amount.

2.2	Purpose

Each Loan may be used only in or towards:

(a)	financing or refinancing the Vessel Delivered Costs of a Vessel or Vessels including reimbursing the Borrowers, on behalf of the Guarantor, for any amount of Vessel Delivered Costs paid by the Guarantor, provided always that sums included in the Vessel Delivered Costs and not covered by the aggregate amount of the Refund Guarantees (other than the Delivery Date Instalment) shall not exceed two million five hundred thousand Dollars ($2,500,000) per Vessel; and

(b)	general corporate purposes during the Post-Delivery Period.

2.3	No obligation to monitor

No Finance Party is obliged to monitor or verify the utilisation of any Loan.

2.4	Nature of a Finance Party’s rights and obligations

Unless otherwise agreed by all the Finance Parties:

(a)	the obligations of a Finance Party under the Finance Documents are several;

(b)	failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)	the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

(f)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.

3.	CONDITIONS PRECEDENT

3.1	Conditions precedent documents

(a)	A Loan shall not be drawn down until the Facility Agent has notified the Borrowers and the Lenders that it has received all of the documents and evidence set out in Part 1A of Schedule 2 (Initial Conditions Precedent Documents) in form and substance satisfactory to the Facility Agent or that it expects to receive outstanding documents or evidence on or before the date that Loan is to be drawn down. The Facility Agent must give this notification to the Borrowers and the Lenders promptly upon being so satisfied.

(b)	As soon as reasonably practicable following the date on which the first Loan is drawn down, the Borrowers shall procure that a legal opinion in form and substance reasonable satisfactory to the Facility Agent, issued by Global Law Office, People’s Republic of China legal advisors to the Lenders, is provided to the Facility Agent, in respect of the execution of the Time Charters and, if applicable, the Charter Guarantees, such opinion to be addressed to the Facility Agent as agent for and on behalf of itself and the Lenders.

(c)	Within thirty (30) days following the date on which the first Loan is drawn down, the Borrowers shall provide to the Facility Agent all documents and evidence set out in Part 1B of Schedule 2 (Conditions Subsequent to Initial Drawing) in form and substance satisfactory to the Facility Agent.

(d)	A Loan in respect of a Delivery Date Instalment may not occur until the Facility Agent has notified the Borrowers and the Lenders that it has received all of the documents and evidence set out in Part 2 of Schedule 2 (Delivery Date Conditions Precedent Documents) in form and substance satisfactory to the Facility Agent or that it expects to receive outstanding documents or evidence on or before the relevant Delivery Date. The Facility Agent must give this notification to the Borrowers and the Lenders promptly upon being so satisfied.

(e)	Immediately following the date upon which a Vessel is delivered the Borrowers shall provide to the Facility Agent all documents and evidence set out in Schedule 3 (Conditions Subsequent to Delivery Date) in form and substance satisfactory to the Facility Agent.

3.2	Further conditions precedent

The obligations of each Lender to advance any Loan are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Loan:

(a)	the representations made under Clause 14 (Representations) are correct in all material respects; and

(b)	no Default or, in the case of a Rollover Loan, no Event of Default is outstanding or would result from that Loan being made.

4.	UTILISATION

4.1	Giving of Requests

(a)	The Borrowers may borrow a Loan by giving to the Facility Agent a duly completed Request.

(b)	Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 12:00 noon (Beijing time) four (4) Business Days prior to the date of the proposed borrowing.

(c)	Each Request is irrevocable.

(d)	A Request for a Rollover Loan will not be required.

4.2	Completion of Requests

A Request for a Loan will not be regarded as having been duly completed unless:

(a)	the Utilisation Date is a Business Day falling within the Availability Period;

(b)	the amount requested does not exceed, when aggregated with the amounts drawn down or to be drawn down under any other Requests, the Maximum Facility Amount;

(c)	the amount requested is in an amount which, when aggregated with the amounts drawn down under any other Requests in respect of a Vessel, does not exceed the Maximum Available Loan Amount;

(d)	the amount requested exceeds five hundred thousand Dollars ($500,000); and

(e)	the proposed Term complies with this Agreement.

Only one Loan may be requested in a Request.

4.3	Advance of Loans

(a)	The Facility Agent must promptly and in any event three (3) Business Days before the Rate Fixing Day notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)	The amount of each Lender’s share of the Loan will be its Pro Rata Share on the proposed Utilisation Date.

(c)	No Lender is obliged to participate in a Loan if, as a result, its share in the Loans would exceed its Commitment.

(d)	If the conditions set out in this Agreement have been met, each Lender must make its share in the Loan available by the Utilisation Date through its Facility Office.

5.	REPAYMENT

5.1	Repayment

(a)	The Borrowers must repay each Loan to the Facility Agent in full on its Maturity Date. Subject to the other terms of this Agreement, any amounts repaid under this paragraph (a) may be reborrowed.

(b)	On the Maturity Date of a Loan (other than the Final Maturity Date), provided that:

(i)	no Event of Default has occurred and is continuing;

(ii)	the time for prepayment following the occurrence of a mandatory prepayment event which is continuing has not yet occurred; and

(iii)	the Borrowers have not given notice in accordance with Clause 6.7 (Voluntary prepayment),

and subject always to the provisions of Clause 5.2 (Repayment on Commitment Reduction Dates), such Loan will be rolled over for another Term and become a Rollover Loan.

(c)	In any event, each Loan shall be repaid in full on the Final Maturity Date.

5.2	Repayment on Commitment Reduction Dates

Following the occurrence of a Commitment Reduction Date, the Borrowers must repay such part of the Loans then outstanding as exceeds the Total Commitments (as the same may have been reduced by any Commitment reductions under Clause 6.8 (Automatic reduction and cancellation)). Any such repayment shall be applied against the Loans pro rata.

5.3	Changes to Reduction Schedule

The Facility Agent will notify the Borrowers and the Lenders of any change in the amount or timing of any reduction made in accordance with this Agreement, as soon as practicable after the occurrence of an event which will have such an effect. In the event of any such notification, the Facility Agent shall replace the relevant Reduction Schedule attached as Schedule 7 (Reduction Schedule) with a new Reduction Schedule reflecting the correct reductions and correct reduction dates and promptly provide a copy thereof to the Borrowers and the Lenders.

6.	PREPAYMENT AND CANCELLATION

6.1	Mandatory prepayment - illegality

(a)	If it becomes, or to the knowledge of any Lender is to become, unlawful in any jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or a Finance Document or to fund or maintain its share in one or more of the Loans (the Event of Illegality), that Lender shall notify the Facility Agent and the Borrowers.

(b)

After notification under paragraph (a) above, the Borrowers and that Lender shall thereafter consult with each other and use reasonable commercial efforts for a period of thirty (30) days or in the event that the Event of Illegality takes effect before the expiration of thirty (30) days, for the maximum number of days available before the Event of Illegality takes effect with a view to restructuring the Facility in such a way as to avoid the effect of the Event of Illegality.

(c)	If agreement cannot be reached between the parties within the period specified in paragraph (b) above:

(i)	the Borrowers shall repay the share of that Lender in the relevant Loan or Loans on the date specified in paragraph (d) below to the extent required to resolve the illegality; and

(ii)	the Commitment of that Lender will be immediately cancelled.

(d)	The date for repayment of a Lender’s share in a Loan or Loans will be:

(i)	the last day of the current Term of that Loan; or

(ii)	if earlier, the date specified by that Lender in the notice delivered to the Borrowers (being no earlier than the last day of any applicable grace period permitted by Applicable Law).

6.2	Mandatory prepayment – Change of Control of Security Parties

(a)	The Security Parties must promptly notify the Facility Agent if they become aware of a Change of Control.

(b)	After notification under paragraph (a) above or if the Facility Agent otherwise becomes aware of the same and (acting on the instructions of the Majority Lenders) so notifies the Borrowers at any time within thirty (30) days, the Borrowers shall make an offer to the Facility Agent within five (5) Business Days of such notice to repay all of the outstanding Loans within thirty (30) days of such notice. Any failure of the Borrowers to make an offer in accordance with this Clause will be an Event of Default (and not subject to any applicable grace periods set out in Clause 19 hereof).

6.3	Mandatory prepayment - Removal of a Vessel

The Borrowers may elect to remove a Vessel from this Facility by notifying the Facility Agent of the removal of the Vessel and prepaying the outstanding loans in respect of such Vessel. Upon such payment, the Vessel will no longer be considered to be a Vessel for the purpose of this Facility and the Facility Agent will comply with the terms of Clause 20.7 (Release of Security).

6.4	Mandatory prepayment – Charter Breach, Expiration or Termination of Charter

Unless the Security Parties comply with the provisions of Clause 16.25(c) or (d) (Charter Breach, Expiration or Termination of Charter) as the case may be, or the Facility Agent receives additional security satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders), upon the Charter Breach, expiration or termination of a Time Charter in accordance with 16.25(c) or (d) (Charter Breach, Expiration or Termination of Charter), the Borrowers shall be obliged to prepay the outstanding Loans to the extent necessary to ensure that the aggregate of the Market Value of the Vessels then delivered is not less than 125% of the aggregate principal amount of the outstanding Loans in respect of these Vessels.

6.5	Mandatory prepayment – Sale, Total Loss or non-delivery of a Vessel

(a)	Unless, prior to the expiry of the periods referred to in (i), (ii) and (iii) below, the Security Parties comply with the provisions of Clause 6.6 below, the Borrowers shall prepay the proportion of the Loans then outstanding that the Market Value of the Vessel the subject of the sale, Total Loss or non-delivery bears to the aggregate Market Value of the Vessels in the following circumstances and at the following times:

(i)	if that Vessel is sold, on or before the date falling ninety (90) days after the date on which the sale is completed by delivery of that Vessel to a buyer; or

(ii)	if there is a Total Loss on or before the date falling ninety (90) days after the Date of Total Loss; or

(iii)	if a Vessel is not delivered, on or before the date falling one hundred and twenty (120) days after the cancellation of a Shipbuilding Contract.

(b)	The Security Parties shall, immediately on receipt of the same, credit to the Retention Account the sale, Total Loss or Refund Guarantee proceeds received by the Borrowers or the Guarantor in respect of the Vessel the subject of the sale, Total Loss or non-delivery. Such proceeds shall remain in the Retention Account until either (i) they are to be applied in or towards satisfaction of the prepayment obligations of the Borrowers pursuant to Clause 6.5(a) or (ii) the provisions of Clause 6.6 are complied with, in which event such proceeds shall be released to the Borrowers.

6.6	Vessel substitution

(a)	In the event that a Vessel is removed pursuant to Clause 6.3 above or sold or becomes a Total Loss or is not delivered to the Guarantor, the Guarantor may, at any time within one hundred and twenty (120) days after the removal of the Vessel or ninety (90) days after the sale of the Vessel, the Date of Total Loss of the Vessel or the date of cancellation of the Shipbuilding Contract, substitute the Vessel with a replacement container vessel in accordance with the terms of this Clause 6.6. The replacement container vessel shall be required:

(i)	to undergo a valuation conducted to determine its Market Value;

(ii)	as at the time of substitution, to be of at least equal value to the latest Market Value of the Vessel (assuming, where relevant, that the Vessel had not become the subject of a Total Loss), provided always that the value of the replacement container vessel may be less than the latest Market Value of the Vessel if the Borrowers prepay, at the time of substitution, an amount of the outstanding Loans equal to the difference between the value of the replacement container vessel and the latest Market Value of the Vessel (discounting the effects of any Total Loss upon the value of the Vessel);

(iii)	to have a similar remaining useful life as the Vessel; and

(iv)	if the Time Charter associated with such Vessel is not made subject to the Vessel, to be time chartered under a time charter in form and substance similar in all material respects to an existing Time Charter or otherwise in all material respects acceptable to the Facility Agent with an existing Time Charterer or other time charterer acceptable in all material respects to the Facility Agent, with a term of at least the same duration as the Time Charter being replaced, such determinations to be made by the Facility Agent (acting on the instructions of the Majority Lenders) (the Replacement Vessel).

(b)	Any such request by the Borrowers and/or the Guarantor pursuant to Clause 6.6(a) above (the Replacement Request) shall be made to the Facility Agent in writing at least thirty (30) days prior to the proposed date of substitution (the Substitution Date) and shall be accompanied by evidence of compliance by the Guarantor with the conditions specified in Clause 6.6 above.

(c)	Subject to satisfaction of the above conditions in full, the Facility Agent (acting on the instructions of the Majority Lenders) shall agree to the replacement of the Vessel by the Replacement Vessel on the Substitution Date provided that:

(i)	as at the date of the Replacement Request and at the Substitution Date, no Default or Event of Default has occurred and is continuing;

(ii)	there are no material and adverse tax, credit or other relevant implications which it is possible may arise as a result of the substitution;

(iii)	the Facility Agent has received a survey in respect of the Replacement Vessel, reasonably satisfactory to the Facility Agent; and

(iv)	on or prior to the Substitution Date, the Guarantor will have executed equivalent Security Documents in relation to the Replacement Vessel, including but not limited to a first priority ship mortgage in a jurisdiction acceptable to the Facility Agent, an assignment of the earnings, obligatory insurances and any management and charter arrangements in respect of the Replacement Vessel, and such other security documents as the Facility Agent (acting on the instructions of the Majority Lenders) may determine appropriate in order to place the Finance Parties in substantially the same position in all respects (mutatis mutandis) as they would have been in prior to the Substitution Date.

(d)	All costs in connection with the Replacement Request (including but not limited to the costs of any legal advisors and any costs incurred in valuing and surveying the Replacement Vessel) shall be for the account of the Security Parties.

6.7	Voluntary prepayment

(a)	The Borrowers may, by giving not less than three (3) days’ prior written notice to the Facility Agent, prepay the Loans in whole or from time to time in part on the last day of any Term.

(b)	A prepayment must be in a minimum amount of US$2,000,000 and in integral multiples of US$1,000,000.

(c)	Any voluntary prepayment under this Clause 6.7 shall be applied against the Loans pro rata unless the Borrowers nominate in writing that the prepayment is to be applied first against specific Loans then outstanding.

6.8	Automatic reduction and cancellation

(a)	The obligation of a Lender to advance the undrawn amount of its Commitment will be automatically cancelled at the close of business on the last day of the Availability Period.

(b)	Commencing on the date falling the earlier of (i) six months after the Delivery Date of the final Vessel to be delivered and (ii) 27 April 2012, the Total Commitments of the Lenders shall automatically reduce by consecutive semi-annual reductions, in the amounts set out in the Reduction Schedule.

(c)	Each Commitment reduction under this Clause 6.8 shall be applied against the Commitments of the Lenders pro rata. The specified amounts shall be reduced by any prior cancellation made under Clause 6.1 (Mandatory prepayment – illegality) or voluntary cancellation under Clause 6.9 (Voluntary cancellation) and Clause 6.10 (Voluntary prepayment and cancellation).

6.9	Voluntary cancellation

(a)	The Borrowers may, by giving not less than three (3) Business Days’ prior notice to the Facility Agent, cancel the unutilised amount of the Total Commitments in whole or in part.

(b)	Partial cancellation of the Total Commitments must be in a minimum amount of US$5,000,000 and in integral multiples of US$1,000,000 in excess of US$5,000,000.

(c)	Any cancellation in part will be applied against the Commitment of each Lender pro rata.

6.10	Voluntary prepayment and cancellation

(a)	If the Borrowers are, or will be, required to pay to a Lender a Tax Payment or an Increased Cost, the Borrowers may, while the requirement continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.

(b)	After notification under paragraph (a) above:

(i)	the Borrowers must repay or prepay that Lender’s share in each Loan made to it on the date specified in paragraph (c) below; and

(ii)	the Commitment of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Loan(s) will be the last day of the current Term for the relevant Loan or, if earlier, the date specified by the Borrowers in the notice delivered to the Facility Agent.

6.11	Reborrowing of Loans

(a)	Any prepayment of a Loan under Clause 6.1 (Mandatory prepayment - illegality), Clause 6.2 (Mandatory prepayment – Change of Control of Security Parties) and Clause 6.8 (Automatic reduction and cancellation) may not be reborrowed.

(b)	Any other prepayment of a Loan may be reborrowed provided always that before a prepayment of a Loan under Clause 6.3 (Mandatory prepayment - Removal of a

Vessel) or Clause 6.5 (Mandatory prepayment – Sale, Total Loss or non-delivery of a Vessel) can be reborrowed, the Borrowers shall substitute a Replacement Vessel that meets the requirements of Clause 6.6 (Vessel substitution) within the time frame set out in Clause 6.6.

6.12	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s).

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. All prepayments shall also be subject to Break Costs in respect of any amounts prepaid to the Lenders in accordance with Clause 24.3 (Break Costs).

(c)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

6.13	Reduction of Maximum Facility Amount

The Borrowers may elect to reduce the Maximum Facility Amount to one hundred and eighteen million three hundred thousand Dollars ($118,300,000) by giving not less than 15 days’ prior written notice to the Facility Agent. Upon such notice, the Facility Agent will comply with the terms of Clause 20.7 (Release of Security) in respect of one of the Vessels and that Vessel will no longer be considered to be a Vessel for the purpose of this Facility.

7.	INTEREST

7.1	Calculation of interest

(a)	The rate of interest on each Loan for each Term is the percentage rate per annum equal to the aggregate of:

(i)	the Margin; and

(ii)	LIBOR (together, the Interest Rate).

(b)	Interest shall be calculated by reference to the actual number of days elapsed and on the basis of a year of 360 days. Interest shall accrue from and including the first day of each Term to but excluding the last day of such Term.

7.2	Payment of interest

Except where it is provided to the contrary in this Agreement, the Borrowers must pay accrued interest on each Loan on the last day of each Term.

7.3	Interest on overdue amounts

(a)	If the Borrowers fail to pay any amount payable by them under the Finance Documents, they must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)	If the overdue amount is a principal amount of a Loan or is an amount accruing in respect of interest on a Loan and becomes due and payable prior to the last day of its current Term, then:

(i)	the first Term for that overdue amount will be the unexpired portion of that Term and the rate of interest on the overdue amount for that first Term will be two per cent. (2%) per annum above the Interest Rate; and

(ii)	thereafter, any subsequent Term for that overdue amount shall be selected by the Facility Agent (acting on the instructions of the Majority Lenders, acting reasonably) who may select successive Terms of any duration up to six (6) months, and the rate of interest on the overdue amount will be two per cent. (2%) per annum above the Interest Rate.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (c) below.

(c)	In respect of any amounts outstanding other than in accordance with paragraph (b) above, interest on such overdue amount is payable at a rate determined by the Facility Agent to be two per cent. (2%) per annum above the Interest Rate. For this purpose, the Facility Agent may (acting on the instructions of the Majority Lenders, acting reasonably) select successive Terms of any duration of up to six (6) months.

(d)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

7.4	Notification of rates of interest

The Facility Agent must promptly notify each Party of the determination of a rate of interest under this Agreement and the Mandatory Cost payable, if any.

7.5	Mandatory Cost

Subject to Clause 21.16, the Borrowers shall pay to the Facility Agent the Mandatory Cost, if any, for each Loan on the last day of the Term in respect of which it has been calculated.

8.	TERMS

8.1	Selection

(a)	Each Loan has one Term only.

(b)	The Term for a Loan (other than the first Loan) shall, subject to Clause 8.1(f), be the same as the then current Term for all then outstanding Loans.

(c)	The Borrowers must select the Term for the first Loan in the relevant Request and shall be entitled to select (by written notice to the Facility Agent) the Term for each Rollover Loan. Subject to the following provisions of this Clause 8, each such Term for a Loan or Rollover Loan shall be for a period of one (1), two (2), three (3) or six (6) months or such other period requested by the Borrowers and accepted by the Facility Agent. If the Borrowers fail to select a Term for a Loan, that Term will, subject to the other provisions of this Clause 8, be three (3) months.

(d)	The Term for a Rollover Loan will be the same duration as the previous Term for such Loan unless the Borrowers provide to the Facility Agent an irrevocable notice pursuant to Clause 8.1(c) requesting a different Term in accordance with Clause 8.1(c) no later than 11.00 am (Beijing Time) three (3) Business Days before the Rate Fixing Day for that Term.

(e)	Subject only to Clause 8.1(f), the Term for all Rollover Loans shall be the same.

(f)	The Borrowers may, on or before the time a Request is given, request that a Term for a Loan is not consolidated with existing Terms for other Loans then outstanding. No more than five (5) such non-consolidated Loans may be outstanding at any one time. In the event of such a request, the Borrowers must select both the Term for such Loan in the relevant Request and when such Loan is rolled over and the provisions of Clause 8.1(c) will apply to such selection.

8.2	Consolidation

The Term for a Loan will commence on its Utilisation Date and unless the Borrowers request otherwise in accordance with Clause 8.1(f) above, the Term for each Loan will be consolidated with the Term for all other outstanding Loans.

8.3	No overrunning the Final Maturity Date

If a Term would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date.

8.4	Other adjustments

The Facility Agent and the Borrowers may enter into such other arrangements as they may agree for the adjustment of Terms and the consolidation and/or splitting of Loans.

9.	MARKET DISRUPTION

9.1	Failure of the Reference Bank to supply a rate

If LIBOR is to be calculated by reference to the Reference Banks but if the Reference Banks are unable to supply a rate by 11.00 a.m. London time on the Rate Fixing Day, the applicable LIBOR will be calculated in accordance with Clause 9.2 (Market disruption).

9.2	Market disruption

(a)	A market disruption event shall arise where:

(i)	no, or only one, Reference Bank supplies a rate by 11.00 a.m. on the Rate Fixing Day; or

(ii)	the Facility Agent receives by close of business on the Rate Fixing Day notification from any Lender or Lenders whose aggregate shares in the relevant Loan exceed 35% of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of LIBOR for the relevant Term.

(b)	The Facility Agent must promptly notify the Borrowers and the Lenders of a market disruption event.

(c)	After notification under paragraph (b) above, the rate of interest on the affected Loan for the relevant Term will be the aggregate of the applicable:

(i)	Margin;

(ii)	the rate notified to the Facility Agent by those Lenders as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to those Lenders of funding the Loan from whatever source each of them may reasonably select; and

(iii)	any increase in Mandatory Cost above the level of Mandatory Cost prevailing at the date of this Agreement.

9.3	Alternative basis of interest or funding

(a)	If a market disruption event occurs and the Facility Agent or the Borrowers so require, the Borrowers and the Facility Agent must enter into negotiations for a period of not more than thirty (30) days with a view to agreeing to an alternative basis for determining the rate of interest and/or funding for the affected Loan and any future Loan.

(b)	Any alternative basis agreed between the Borrowers and the Facility Agent will be, with the prior written consent of all the Lenders, binding on all the Parties hereto.

10.	TAXES

10.1	Tax gross-up

(a)	The Borrowers must make all payments to be made by them under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by an Applicable Law.

(b)	If a Tax Deduction is required by an Applicable Law to be made by the Borrowers or, as the case may be, the Facility Agent, the amount of the payment due from the Borrowers will be increased, or, as the case may be, the Borrowers shall make an additional payment, so that the amount (after making the Tax Deduction) received by the recipient is equal to the payment which would have been due if no Tax Deduction had been required.

(c)	If the Borrowers are required to make a Tax Deduction, the Borrowers must make the minimum Tax Deduction and must make any payment required in connection with that Tax Deduction within the time allowed by the Applicable Law.

(d)	Within fifteen (15) days of making either a Tax Deduction or a payment required in connection with a Tax Deduction the Borrowers must deliver to the Facility Agent for the relevant Finance Party, documents or other information (or certified copies thereof) evidencing satisfactorily to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

10.2	Tax Indemnity

Without prejudice to the provisions of Clause 10.1 (Tax gross-up), if any Lender is required to make any payment on account of Tax solely as a result of its entry into any Finance Document (not being a Tax imposed on the net income of a Lender or its Facility Office by the jurisdiction in which it is incorporated, or the jurisdiction in which its Facility Office is located or on the capital of that Lender employed in such jurisdiction or jurisdictions) on any sum received or receivable under the Finance Documents (including, without limitation, any sum received or receivable under this Clause 10.2) or any liability in respect of any such payment is asserted, imposed, levied or assessed against a Lender, the Borrowers shall (within three (3) Business Days of demand by the Facility Agent) indemnify that Lender against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith.

10.3	Tax Credit

If a Lender or, as the case may be, the Facility Agent determines in its absolute discretion, acting in good faith, that it has received, realised, utilised and retained a Tax benefit by reason of any deduction or withholding in respect of which the Borrowers have made an increased payment or paid a compensating sum under this Clause 10 that Lender or, as the case may be, the Facility Agent shall, provided it has received all amounts which are then due and payable by the Borrowers under any of the provisions of this Agreement and the other Finance Documents, pay to the Borrowers (to the extent that Lender or, as the case may be, the Facility Agent can do so without prejudicing the amount of that benefit and the right of that Lender, or as the case may be, the Facility Agent to obtain any other benefit, relief or allowance which may be available to it), such amount, if any, as that Lender, or as the case may be, the Facility Agent shall determine in its absolute discretion acting in good faith, will leave that Lender, or as the case may be, the Facility Agent in no better and no worse position than it would have been in if the deduction or withholding had not been required and so that it retains no benefit as a result of the receipt of such deduction.

10.4	Notification of Claim

A Lender making, or intending to make, a claim under Clause 10.2 (Tax Indemnity) shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrowers.

10.5	Conduct of Business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

10.6	Stamp taxes

The Borrowers must pay and indemnify each Finance Party against any stamp duty, registration or other similar Tax payable by a Finance Party in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with entering into a Transfer Certificate.

10.7	Value added taxes

Any amount (including costs and expenses) payable under a Finance Document by the Borrowers is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, the Borrowers must pay to the relevant Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

11.	INCREASED COSTS

11.1	Increased Costs

Except as provided below in this Clause 11, the Borrowers must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or its Subsidiaries, or its Affiliates as a result of:

(a)	the introduction of, or any change in, or any change in the interpretation or application of, any law or regulation of general application to financial institutions in the jurisdiction of such Finance Party; or

(b)	compliance with any law or regulation,

made after the date of this Agreement.

11.2	Exceptions

The Borrowers need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	compensated for under another Clause or would have been but for an exception to that Clause;

(b)	a Tax on the overall net income of the relevant Finance Party or any of its Subsidiaries; or

(c)	attributable to the relevant Finance Party or any of its Affiliates or Subsidiaries wilfully failing to comply with any law or regulation.

11.3	Claims

If a Finance Party intends to make a claim for an Increased Cost it must notify the Borrowers promptly of the circumstances giving rise to, and the amount of, the claim.

11.4	Mitigation

(a)	Each Finance Party must, in consultation with the Borrowers, use its best endeavours to mitigate any circumstances which arise and which result or would result in any Increased Cost being payable to that Finance Party.

(b)	The Borrowers must indemnify that Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under paragraph (a) above.

(c)	A Finance Party is not obliged to take any step under this Subclause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

11.5	Replacement of Lender

Following a claim by a Lender for an Increased Cost, the Borrowers shall, with the consent of the Facility Agent (acting on the instructions of the Majority Lenders), be entitled to oblige such Lender to transfer its Commitment to a Lender or new lender pursuant to the terms of Clause 28 (Changes to the Parties).

12.	RETENTION ACCOUNT

12.1	Maintenance of Retention Account

The Guarantor shall maintain the Retention Account with the Account Bank until the Final Maturity Date, free of Security Interests and rights of set-off other than as created by or pursuant to the Security Documents.

12.2	Transfers to Retention Account

(a)	The Security Parties shall procure that upon receipt of any amounts representing proceeds of a sale, Total Loss or, upon non delivery of a Vessel, sums received pursuant to the Refund Guarantees or from the Builder or, if any terminations fees are payable under any Time Charter, proceeds following the termination of that Time Charter, such amounts are paid into the Retention Account.

(b)	Upon the occurrence of an Event of Default which is continuing, the Guarantor shall procure that all Earnings in respect of the Vessels are transferred into the Retention Account.

12.3	Application of Retention Account

(a)	In the event that a mandatory prepayment obligation arises under Clause 6.5(a) upon a sale, Total Loss or non delivery of a Vessel, the Guarantor shall procure that there is transferred from the Retention Account (and irrevocably authorises the Facility Agent to instruct the Account Bank to transfer from the Retention Account) to the Facility Agent in prepayment of the relevant Loan any amounts as may be required pursuant to Clause 6.5 and (unless an Event of Default shall have occurred and be continuing) the balance of the proceeds of a sale, Total Loss or non delivery of the relevant Vessel, following the transfer referred to above, may be released to such other account as the Guarantor shall designate.

(b)	In the event that a charter termination event arises under Clause 16.25(b) in which charter termination fees are payable, the Guarantor shall procure that there is transferred from the Retention Account (and irrevocably authorizes the Facility Agent to instruct the Account Bank to transfer from the Retention Account) (i) if the Guarantor arranges a substitute charterer in accordance with Clause 16.25(b), to such other account as the Guarantor may designate, the charter termination fee relating to the relevant Vessel; or (ii) if a mandatory prepayment obligation arises under Clause 6.4, to the Facility Agent in prepayment of the relevant Loan, an amount necessary to comply with the prepayment required in Clause 6.4, following which the balance of the charter termination fees, if any, may be released to such other account as the Guarantor shall designate.

(c)	Following the occurrence of an Event of Default which is continuing, any moneys standing to the credit of the Retention Account shall be applied in accordance with Clause 13.7 (Payments).

12.4	Restriction on withdrawal

During the term of the Facility, no sum may be withdrawn from the Retention Account (except in accordance with this Clause 12) without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders).

13.	PAYMENTS

13.1	Place

(a)	Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to such account in Hong Kong as it may notify in advance in writing to that Party for this purpose.

(b)	Notwithstanding paragraph (a) above, any payment to be made under the Finance Documents by the Facility Agent to a Lender shall be made in accordance with that Lender’s Standing Payment Instruction (defined in Clause 13.3(d) below).

13.2	Funds

Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment. Any payment received by the Facility Agent after 5:00pm Beijing time shall be deemed to have been received on the next Business Day.

13.3	Distribution

(a)	Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank as it may notify to the Facility Agent for this purpose by not less than five (5) Business Days’ prior notice.

(b)	The Facility Agent may apply any amount received by it from the Security Parties in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Security Parties under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)	Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

(d)	For the purposes of this Clause 13 (Payments) Standing Payment Instruction means:

(i)	in relation to a Lender which is a Lender on the date of this Agreement, payment instructions set below the name of that Lender in Schedule 10 (Standing Payment Instructions); or

(ii)	in relation to a Lender which becomes a Lender after the date of this Agreement, payment instructions set out in the Transfer Certificate to which that Lender is a party,

or such other payment instructions the Lender may notify to the Facility Agent by not less than five (5) Business Days’ notice.

13.4	Currency

All amounts payable under the Finance Documents are payable in Dollars provided always that amounts payable in respect of costs and expenses are payable in the currency in which those costs and expenses are incurred.

13.5	No set-off or counterclaim

All payments made by the Security Parties under the Finance Documents must be made without set-off or counterclaim.

13.6	Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal under this Agreement, interest is payable on that principal at the rate payable on the original due date.

13.7	Payments

(a)	If any Administrative Party receives a payment insufficient to discharge all the amounts then due and payable by the Security Parties under the Finance Documents, then, except to the extent otherwise provided in any Finance Document, all the proceeds of the enforcement of the security conferred by the Security Agreements shall be applied by the Administrative Party towards the obligations of the Security Parties under the Finance Documents in the following order:

(i)	first, in or towards payment or satisfaction pro rata of all costs, charges, sales taxes, expenses and liabilities incurred and payments made by the Finance Parties or any receiver and all remuneration payable to the Finance Parties or any receiver under or pursuant to the Security Documents including, without limitation, legal expenses, re-instatement costs and any costs incurred in recovering possession of the Security Assets;

(ii)	second, in or towards payment pro rata of any unpaid fees, costs and expenses of the Finance Parties to the extent not recovered under paragraph (i) above under this Agreement and the Security Documents;

(iii)	third, in or towards payment pro rata of any accrued but unpaid interest payable to the Finance Parties under this Agreement and the Security Documents;

(iv)	fourth, in or towards payment pro rata of:

(A)	any Break Costs of the Lenders due but unpaid and payable to the Finance Parties under this Agreement and the Security Documents; and

(B)	any principal in respect of this Agreement and the Security Documents due but unpaid;

(v)	fifth, in or towards payment pro rata to the Finance Parties of any other amounts which are due but unpaid by the Security Parties to any of the Finance Parties under the Finance Documents in such order as the Finance Parties shall in their absolute discretion determine; and

(vi)	sixth, after all amounts payable or which may become payable under the Finance Documents have been paid in full and the Finance Documents have been discharged and the payments under subparagraph (v) have been made, in or towards payment of the surplus, if any, to the Borrowers or other persons entitled thereto.

(b)	The Facility Agent must, if so directed by all the Lenders, vary the order set at subparagraphs 13.7(a)(ii) to 13.7(a)(v) above.

(c)	This Clause 13.7 will override any appropriation made by the Borrowers.

13.8	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three (3) Business Days of demand by the relevant Finance Party.

14.	REPRESENTATIONS

14.1	Representations

The representations set out in this Clause 14 are made, unless otherwise stated, by each Security Party to the Finance Parties.

14.2	Status

(a)	It is a limited liability company, duly incorporated and validly existing under the laws of the Republic of the Marshall Islands and the Guarantor is listed on the New York Stock Exchange.

(b)	It and each of its Subsidiaries, if any, has the power to own its assets and carry on its business as it is being conducted.

(c)	No person or group other than the Seaspan Group owns or will beneficially own more than 50% of the aggregate outstanding voting power of the equity interests of the Guarantor and the Borrowers are wholly, legally and beneficially, owned by the Guarantor.

14.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

14.4	Legal validity

Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under this Agreement, each Finance Document to which it is a party is its legally binding, valid and enforceable obligation.

14.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not conflict in any material respect with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)	any document which is binding upon it or any of its Subsidiaries or any of its or its Subsidiaries’ assets.

14.6	No Default

(a)	No Default is outstanding or will result from the execution of, or the performance of any transaction contemplated by, any Finance Document.

(b)	No other event is outstanding which constitutes a default under any document which is binding on it or any of its Subsidiaries or any of its or its Subsidiaries’ assets to an extent or in a manner which is reasonably likely to have a Material Adverse Effect.

14.7	Authorisations

Except for registration of (i) the Mortgages at the Hong Kong Shipping Register, (ii) any Security Agreement creating a charge over Security Assets of any Security Party with the Hong Kong Registrar of Companies or (iii) any relevant Security Agreement under the Companies Act 1985, all authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been obtained or effected (as appropriate) and are in full force and effect.

14.8	Financial statements

The audited consolidated financial statements of the Guarantor most recently delivered to the Facility Agent together with any other financial information supplied to the Facility Agent by the Borrowers:

(a)	have been prepared in accordance with U.S. GAAP, consistently applied;

(b)	have been audited in accordance with U.S. GAAP; and

(c)	fairly represent, in all material respects, its financial condition (consolidated, if applicable) as at the date to which they were drawn up,

except, in each case, as disclosed to the contrary in those financial statements or other information.

14.9	No material adverse change

There has been no material adverse change in the ability of the Borrowers to make all the required payments under this Agreement or the validity or enforceability of this Agreement since the date of incorporation of the Borrowers or, following the receipt by the Facility Agent of an Annual Compliance Certificate from the Guarantor, since the date of the then latest Annual Compliance Certificate.

14.10	Litigation

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including, but not limited to, investigative proceedings) which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against any Security Party.

14.11	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

14.12	Taxes on payments

All amounts payable by it to the Facility Agent under the Finance Documents and the Related Contracts may be made without any Tax Deduction.

14.13	Stamp duties

Except as notified in writing to and accepted by the Facility Agent, no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Finance Document or Related Contract.

14.14	Environment

At and at all times after the Delivery Date of a Vessel, and except as may already have been disclosed by the Security Parties in writing to the Facility Agent:

(a)	the Guarantor and its Environmental Representatives have, without limitation, complied with the provisions of all applicable Environmental Laws in relation to each Vessel then delivered;

(b)	the Guarantor and its Environmental Representatives have obtained all requisite Environmental Approvals in relation to each Vessel then delivered and are in compliance with such Environmental Approvals;

(c)	neither the Guarantor nor any of its Environmental Representatives have received notice of any Environmental Claim in relation to the relevant Vessel which alleges that the Guarantor is not in compliance with applicable Environmental Laws in relation to such Vessel or Environmental Approvals in relation to such Vessel;

(d)	there is no Environmental Claim in relation to any delivered Vessel pending or threatened which is such that a first class borrower or operator of vessels such as the Vessels, making all due enquiries and complying in all respects with its obligations under the ISM Code, ought to have known about; and

(e)	there has been no Release of Hazardous Materials by or in respect of any delivered Vessel about which a first class borrower or operator of vessels such as the Vessels making all due enquiries and complying in all respects with its obligations under the ISM Code ought to have known about.

14.15	Security Interests

No Security Interest exists over its or any of its Subsidiary’s assets which would cause a breach of Clause 16.5 (Security Interests).

14.16	Security Assets

Each Security Party is solely and absolutely entitled to the Security Assets over which it has or will create any Security Interest pursuant to the Security Documents to which it is, or will be, a party and there is no agreement or arrangement under which it is obliged to share any proceeds of or derived from such Security Assets with any third party.

14.17	ISM Code compliance

In respect of each Vessel, from the Delivery Date in respect of that Vessel, the Guarantor is in full compliance with the ISM Code in respect of that Vessel.

14.18	ISPS Code Compliance

In respect of each Vessel, from the Delivery Date in respect of that Vessel, the Guarantor is in full compliance with the ISPS Code in respect of that Vessel.

14.19	No amendments to Related Contracts

Other than as notified to and agreed by the Facility Agent in writing, there have been no amendments to any of the Related Contracts.

14.20	Money Laundering

Any borrowing by the Borrowers and the performance of their obligations hereunder and under the other Finance Documents to which they are a party will be for their own account and will not involve any breach by it of any law or regulatory measure relating to money laundering as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities or any equivalent law or regulatory measure in any other jurisdiction.

14.21	Insolvency

(a)	No Security Party is unable, or admits or has admitted its inability, to pay its debts or has suspended making payments on any of its debts.

(b)	No Security Party, by reason of actual or anticipated financial difficulties has commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its Financial Indebtedness.

(c)	The value of the assets of each Security Party is not less than its liabilities (taking into account contingent and prospective liabilities).

(d)	No moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any indebtedness of any Security Party.

(e)	No reorganisation or liquidation of any Security Party has occurred.

14.22	Immunity

(a)	The execution by it of each Finance Document to which it is a party constitutes, and the exercise by it of its rights and performance of its obligations under each such Finance Document will constitute, private and commercial acts performed for private and commercial purposes.

(b)	It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Finance Document.

14.23	No adverse consequences

(a)	It is not necessary under the laws of its jurisdiction of incorporation:

(i)	in order to enable the Facility Agent to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that the Facility Agent should be licensed, qualified or otherwise entitled to carry on business in its jurisdiction of incorporation; and

(b)	The Facility Agent will not be deemed to be resident, domiciled or carrying on business in its jurisdiction of incorporation by reason only of the execution, performance and/or enforcement of any Finance Document.

14.24	Jurisdiction/governing law

(a)	Its:

(i)	irrevocable submission under this Agreement to the jurisdiction of the courts of England;

(ii)	agreement that this Agreement is governed by English law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of its jurisdiction of incorporation.

(b)	Any judgment obtained in England will be recognised and be enforceable by the courts of its jurisdiction of incorporation, subject to any statutory or other conditions of such jurisdiction.

14.25	Charters

In respect of each Vessel, any Time Charter in respect of that Vessel shall be in full force and effect.

14.26	Times for making representations

(a)	The representations set out in this Clause 14 are made by the Security Parties on the date of this Agreement.

(b)	Unless a representation is expressed to be given at a specific date, each representation is deemed to be repeated by the Security Parties on the date of each Request, the date each Loan is made (other than a Rollover Loan) and annually on each anniversary of the first Utilisation Date when the Security Parties shall provide to the Facility Agent an Annual Compliance Certificate.

(c)	When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

15.	INFORMATION COVENANTS

15.1	Financial statements

(a)	The Guarantor must supply to the Facility Agent in sufficient copies (which may take the form of an electronic copy) for all the Lenders:

(i)	its audited consolidated financial statements for each of its financial years ending after the date hereof;

(ii)	its interim unaudited financial statements for the first half-year of each of its financial years;

(iii)	if and to the extent the Guarantor is required by any Applicable Law to produce quarterly financial statements, the quarterly financial statements for the Guarantor as the case may be for the first and third quarters of each of its financial years ending after the date hereof; and

(iv)	the unaudited financial statements of the Borrowers for each of their financial years ending after the date hereof.

(b)	The Guarantor must supply to the Facility Agent copies of the audited financial statements of the Charterer and Charter Guarantor, if applicable, for each of its financial years within five (5) Business Days of such financial statements becoming available to the Guarantor.

(c)	All financial statements must be supplied promptly after they are available and:

(i)	in the case of audited financial statements of the Guarantor, within ninety (90) days of the end of the relevant financial period;

(ii)	in the case of interim semi-annual financial statements of the Guarantor, within ninety (90) days of the end of the relevant financial period;

(iii)	in the case of interim quarterly financial statements of the Guarantor, within sixty (60) days of the end of the relevant financial period; and

(iv)	in the case of the unaudited financial statements of the Borrowers, within one hundred and eighty (180) days of the end of the relevant financial period.

(d)	The Facility Agent shall send to each Lender all of the financial statements received by it under this Clause 15.1 within fifteen (15) days of receipt of such financial statements.

15.2	Form of financial statements

(a)	Each Security Party must ensure that each set of its financial statements supplied under this Agreement fairly represents its financial condition (consolidated or otherwise) as at the date to which those financial statements were drawn up.

(b)	The Security Parties must notify the Facility Agent of any change to the basis on which their audited financial statements are prepared.

(c)	If requested by the Facility Agent, the Security Parties must supply or procure that the following are supplied to the Facility Agent:

(i)	a full description of any change notified under paragraph (b) above; and

(ii)	sufficient information to enable the Facility Agent to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements delivered to the Facility Agent under this Agreement.

(d)	If requested by the Facility Agent, the Security Parties must enter into discussions for a period of not more than thirty (30) days with a view to agreeing to any amendments required to be made to this Agreement to place the Facility Agent in the same position as it would have been in if the change had not happened.

(e)	If no agreement is reached under paragraph (d) above on the required amendments to this Agreement, the Security Parties must ensure that their auditors certify those amendments; the certificate of the auditors will be, in the absence of manifest error, binding on all the Parties.

15.3	Compliance Certificate

(a)	The Security Parties must supply to the Facility Agent a Compliance Certificate in the form attached at Schedule 8 on a quarterly basis (the first such Compliance Certificate to be provided on the first Quarter Day following the date of the first drawdown under the Facility).

(b)	The Security Parties must supply to the Facility Agent an Annual Compliance Certificate in the form attached at Schedule 9 with each set of annual audited consolidated financial statements sent to the Facility Agent under this Agreement.

(c)	Each Compliance Certificate supplied by the Security Parties must be signed by the chief financial officer or chief executive officer of the Guarantor.

15.4	Access to Books and Records

Upon the request of the Facility Agent, the Security Parties shall provide the Facility Agent and any of its representatives, professional advisors and contractors with access to, and permit inspection of, its books and records, in each case at reasonable times and upon reasonable notice.

15.5	Information - miscellaneous

Each Security Party must supply to the Facility Agent in sufficient copies (which may take the form of an electronic copy) for all the Lenders:

(a)	copies of all documents despatched by it to its creditors generally or any class of them at the same time as they are despatched;

(b)	copies of all notices and minutes relating to any Extraordinary General Meeting of its shareholders at the same time as they are despatched;

(c)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against it and which might, if adversely determined, have a Material Adverse Effect; and

(d)	promptly on request, such further information, in sufficient copies for all the Lenders, regarding the financial condition and operations of the Security Parties as the Facility Agent may reasonably request.

15.6	Notification of Default

(a)	Unless the Facility Agent has already been so notified, the Borrowers must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly on request by the Facility Agent but not more often than once in each period of 12 months, unless the Facility Agent, acting reasonably, believes an Event of Default has occurred and is continuing (in which event the Facility Agent shall be entitled to make such requests as and when it considers it appropriate to do so), the Borrowers must supply to the Facility Agent a certificate, signed by two of their authorised signatories on their behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

15.7	Year end

The Security Parties may not change their financial year end.

16.	GENERAL COVENANTS

16.1	General

Each Security Party agrees to be bound by the covenants set out in this Clause 16 relating to it.

16.2	Authorisations

The Security Parties must promptly obtain, maintain and comply, in all material respects, with the terms of any authorisation required under any Applicable Law to enable them to perform their obligations under, or for the validity or enforceability of, any Finance Document.

16.3	Compliance with laws

The Security Parties must comply and must procure that the Manager complies in all respects with all Applicable Laws to which it is subject where failure to do so is reasonably likely to have a Material Adverse Effect.

16.4	Pari passu ranking

The Security Parties must ensure that their payment obligations under the Finance Documents rank at least pari passu with all their other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

16.5	Security Interests

The Security Parties shall not, and the Guarantor shall procure that the Manager does not, create or permit to subsist any Security Interest over the Obligatory Insurances or any other Security Assets or any Related Contract other than:

(a)	Permitted Liens; or

(b)	with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders).

16.6	No other business assets or Financial Indebtedness

The Security Parties shall not engage in any business other than the direct or indirect ownership, operation and chartering of container vessels and any business incidental thereto, nor shall the Security Parties incur any Financial Indebtedness to be secured in any way on the Vessels, or either of them, or any other Security Asset other than the Financial Indebtedness contemplated by this Agreement. The Security Parties may incur any other indebtedness or issue guarantees against financial loss of any person on an unsecured basis or secured on assets which are not, and will not at any time be, Security Assets.

16.7	Payment of dividends

The Security Parties shall not pay any dividends or make any other distributions (whether by loan or otherwise) to shareholders unless, under Applicable Law and accounting principles in its jurisdiction of incorporation, it is entitled to distribute as dividends or such other distribution and no Event of Default has occurred and is continuing.

16.8	Change of business

(a)	The Security Parties must ensure that no change is made to the general nature of their business from that carried on at the date of this Agreement other than the direct or indirect ownership, operation and chartering of container vessels and any business incidental thereto.

(b)	The Security Parties must maintain their place of business, and keep their corporate documents and records, at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, and the Security Parties will not establish, or do anything as a result of which it would be deemed to have, a place of business in any country other than the Republic of the Marshall Islands, provided that the Security Parties may establish a place of business and may keep its corporate records and documents in Hong Kong and Vancouver or either of them if the Facility Agent (acting on the instructions of the Majority Lenders) is satisfied that such establishment in such location does not adversely affect the validity, enforceability or effectiveness of any Security Agreement and does not give rise to any requirement under any Applicable Law for a Tax Deduction.

16.9	Mergers

The Security Parties shall not enter into any amalgamation, demerger, merger or reconstruction otherwise than under an intra-group re-organisation on a solvent basis or other transaction agreed by the Facility Agent (acting on the instructions of the Majority Lenders).

16.10	Security

The Guarantor:

(a)	will procure, on the Delivery Date in respect of a Vessel, that the relevant Mortgage is, and continues to be, registered as a first priority mortgage on the Hong Kong Shipping Register in respect of that Vessel;

(b)	without prejudice to paragraph (a) will procure that the Mortgages and any other security conferred by it under any Security Document are registered as a first priority interest with the relevant authorities within the period prescribed by the Applicable Laws and is maintained and perfected with the relevant authorities;

(c)	will at its own cost, use best efforts to ensure that any Finance Document validly creates the obligations and Security Interests which it purports to create; and

(d)	without limiting the generality of paragraph (a) above, will at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority, pay any stamp, registration or similar tax payable in respect of any Finance Document, give any notice or take any other step which, in the reasonable opinion of the Facility Agent, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

16.11	Transactions with affiliated companies

No Security Party may enter into any material transaction with any Affiliate of it unless it is either (i) to comply with any obligations that Security Party may have under the Finance Documents or (ii) on an arm’s length basis or on terms reasonably consistent with and having a substantially similar commercial effect to an arm’s length transaction.

16.12	Registration of the Vessels

The Guarantor shall and procure that the Manager shall:

(a)	procure and maintain with effect from the Delivery Date of the relevant Vessel the valid and effective provisional registration of the Vessel under the flag of Hong Kong and shall effect permanent registration of the Vessel within two months from the Delivery Date of the relevant Vessel, or such other flag of equivalent reputation as is satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders such approval not to be unreasonably withheld), and shall ensure nothing is done or omitted by which the registration of the Vessels would or might be defeated or imperilled; and

(b)	not change the name or port of registration of the Vessels without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders) (such consent not to be unreasonably withheld).

16.13	[Intentionally omitted]

16.14	Classification and repair

The Guarantor will, and will procure that the Manager will from the Delivery Date of each Vessel:

(a)	ensure that such Vessel is surveyed from time to time as required by the classification society in which the Vessel is for the time being entered and maintain and preserve the Vessel in good working order and repair, ordinary wear and tear excepted, and in any event in such condition as will entitle each to the classification that it has as of the Delivery Date with Lloyds Register, (or to the equivalent classification in another internationally recognised classification society of like standing acceptable to the Facility Agent (acting on the instructions of the Majority Lenders)), free of all overdue requirements and recommendations of that classification society;

(b)	procure that all repairs to or replacement of any damaged, worn or lost parts or equipment shall be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessel;

(c)	not remove any material part of any of such Vessel or any item of equipment installed on such Vessel unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest (other than a Permitted Lien) or any right in favour of any person other than the Facility Agent and becomes on installation on that Vessel the property of the Guarantor and subject to the security constituted by the relevant Security Document(s), provided that the Guarantor may install and remove equipment owned by a third party if the equipment can be removed without any risk of damage to a Vessel;

(d)	ensure that each Vessel complies with all Applicable Laws from time to time applicable to vessels registered under the laws and flag of Hong Kong or such other flag under which such Vessel may be registered from time to time in accordance with this Agreement; and

(e)	not without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders) (such consent not to be unreasonably withheld), cause or permit to be made any substantial change in the structure, type or performance characteristics of such Vessel and provide notification of such substantial changes in structure, type or performance characteristics of such Vessel to the Facility Agent and, furthermore, provide confirmation to the Facility Agent that such substantial change in structure, type or performance characteristics of any of the Vessels shall not result in a breach of any covenant under this Agreement.

16.15	Lawful and Safe Operation

The Guarantor will, and will procure that the Manager will, at all times after the Delivery Date of each Vessel:

(a)	operate each Vessel and cause each of the Vessels to be operated in a manner consistent in all material respects with any and all laws, regulations, treaties and conventions (and all rules and regulations issued thereunder) from time to time applicable to the Vessel;

(b)	not cause or permit any of the Vessels to trade with, or within the territorial waters of any country in which her safety could reasonably be expected to be imperilled by exposure to piracy, terrorism, arrest, requisition, confiscation, forfeiture, seizure, destruction or condemnation as prize;

(c)	not cause or permit any of the Vessels to be employed in any manner which will or may give rise to any reasonable degree of likelihood that such Vessel would be liable to requisition, confiscation, forfeiture, seizure, destruction or condemnation as prize;

(d)	not cause or permit any of the Vessels to be employed in any trade or business which is forbidden by international law or is illicit or in carrying illicit or prohibited goods;

(e)	in the event of hostilities in any part of the world (whether war be declared or not) not cause or permit any of the Vessels to be employed in carrying any contraband goods and that she does not trade in any zone after it has been declared a war zone by any authority or by any of that Vessel’s war risks Insurers unless that Vessel’s Insurers shall have confirmed to the Guarantor that such Vessel is held covered under the Obligatory Insurances for the voyage(s) in question; and

(f)	not charter any of the Vessels or permit any of the Vessels to serve under any contract of affreightment with any foreign country or national of any foreign country which would be contrary to Applicable Law or would render any Finance Document or the security conferred by the Security Documents unlawful.

16.16	Repair of the Vessels

The Guarantor will not and will procure that the Manager will not, at any time after the Delivery Date of a Vessel, put such Vessel into the possession of any person for the purpose of work being done upon her beyond the amount of US$5,000,000 (or equivalent), other than for classification or scheduled dry docking unless such person shall have given an undertaking to the Facility Agent not to exercise any lien on that Vessel or Obligatory Insurances for the cost of that work or otherwise.

16.17	Arrests and Liabilities

The Guarantor will, and will procure that the Manager will, at all times after the Delivery Date of a Vessel:

(a)	pay and discharge all obligations and liabilities whatsoever which have given or may give rise to liens (other than liens arising in the ordinary course of operation of any of the Vessels in each case for amounts the payment of which is not yet due or, if due and payable, is being disputed in good faith by appropriate proceeding (and for the payment of which adequate reserves have been provided or are and continue to be available)) on or claims enforceable against any of the Vessels and take all reasonable steps to prevent a threatened arrest of any of the Vessels;

(b)	notify the Facility Agent promptly in writing of the levy of either distress on any of the Vessels or her arrest, detention, seizure, condemnation as prize, compulsory acquisition or requisition for title or use and (save in the case of compulsory acquisition or requisition for title or use) obtain her release within thirty (30) days;

(c)	pay and discharge when due all dues, taxes, assessments, governmental charges, fines and penalties lawfully imposed on or in respect of any of the Vessels or the Guarantor except those which are being disputed in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided or are and continue to be available) and provided that the continued existence of such dues, taxes, assessments, governmental charges, fines or penalties does not give rise to any reasonable degree of likelihood that any of the Vessels would be liable to arrest, requisition, confiscation, forfeiture, seizure, destruction or condemnation as prize; and

(d)	pay and discharge all other obligations and liabilities whatsoever in respect of any of the Vessels and the Obligatory Insurances except those which are being disputed in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided or are and continue to be available) and provided that the continued existence of those obligations and liabilities in respect of any of the Vessels and the Obligatory Insurances does not give rise to any reasonable degree of likelihood that the Vessel would be liable to arrest, requisition, confiscation, forfeiture, seizure, destruction or condemnation as prize and provided always that each Vessel remains properly managed and insured at all times in accordance with the terms of this Agreement.

16.18	Related Contracts

No Security Party shall take any action, enter into any document or agreement or omit to take any action or to enter into any document or agreement which would, or could reasonably be expected to, cause any Related Contract to cease to remain in full force and effect and shall use all reasonable endeavours to procure that each other party to any Related Contract does not take any action, enter into any document or agreement or omit to take any action or to enter into any document or agreement which would, or could reasonably be expected to, cause any Related Contract to cease to remain in full force and effect.

16.19	Environment

The Guarantor shall, and shall procure that the Manager shall, at all times after the Delivery Date of a Vessel:

(a)	comply with all applicable Environmental Laws including, without limitation, requirements relating to the establishment of financial responsibility (and shall require that all Environmental Representatives of the Guarantor comply with all applicable Environmental Laws and obtain and comply with all required Environmental Approvals, which Environmental Laws and Environmental Approvals relate to any of the Vessels or her operation or her carriage of cargo); and

(b)	promptly upon the occurrence of any of the following events, provide to the Facility Agent a certificate of an officer of the Guarantor or of the Guarantor’s agents specifying in detail the nature of the event concerned:

(i)	the receipt by the Guarantor or any Environmental Representative (where the Guarantor has knowledge of the receipt) of any Environmental Claim; or

(ii)	any Release of Hazardous Materials.

16.20	Information regarding the Vessels

The Guarantor shall, and shall procure that the Manager shall, at all times after the Delivery Date of a Vessel:

(a)	promptly notify the Facility Agent of the occurrence of any accident, casualty or other event which has caused or resulted in or may cause or result in a Vessel being or becoming a Total Loss;

(b)	promptly notify the Facility Agent of any material requirement or recommendation made by any Insurer or classification society or by any competent authority which is not complied with in a timely manner;

(c)	annually provide the Facility Agent with a schedule setting outgoing and all intended dry dockings of any of the Vessels, such schedule to form part of the Annual Compliance Certificate;

(d)	promptly notify the Facility Agent of any Environmental Claim being made in connection with any of the Vessels or its operation;

(e)	promptly notify the Facility Agent of any claim for breach of the ISM Code being made in connection with any of the Vessels or its operation;

(f)	promptly notify the Facility Agent of any claim for breach of the ISPS Code being made in connection with any of the Vessels or its operation;

(g)	give to the Facility Agent from time to time on request such information, in sufficient copies (which may take the form of electronic copies) for all the Lenders, as the Facility Agent may reasonably require regarding any of the Vessels, her employment, position and engagements;

(h)	provide the Facility Agent with copies of the classification certificate of the Vessels and of all periodic damage or survey reports on any of the Vessels which the Facility Agent may reasonably request;

(i)	promptly furnish the Facility Agent with full information of any casualty or other accident or damage to any of the Vessels involving an amount in excess of US$1,500,000 (or equivalent);

(j)	give to the Facility Agent and its duly authorised representatives reasonable access to either of the Vessels for the purpose of conducting on board inspections and/or surveys of the Vessels and pay the reasonable expenses incurred by the Facility Agent in connection with the inspections and/or surveys provided that, unless a Default has occurred and is continuing, such inspections and/or surveys shall not take place at the expense of the Security Parties and the Facility Agent shall co-operate with the Guarantor in respect of the timing for and the place where such surveys take place in order to minimise disruption to the activities of any of the Vessels; and

(k)	if the Facility Agent reasonably believes an Event of Default may have occurred, furnish to the Facility Agent from time to time upon reasonable request certified copies of the ship’s log in respect of any of the Vessels.

16.21	Provision of further information

The Guarantor shall, and shall procure that the Manager shall, as soon as practicable following receipt of a request by the Facility Agent, provide the Facility Agent, with sufficient copies for all the Lenders, with any additional or further financial or other information relating to any of the Vessels, the Obligatory Insurances or to any other matter relevant to, or to any provision of, a Finance Document which the Facility Agent may reasonably request.

16.22	Management

The Guarantor shall, and shall procure that the Manager shall, ensure that at all times after the Delivery Date of a Vessel:

(a)	the relevant Vessel is managed by the Manager; and

(b)	the Manager shall not terminate or materially vary the terms of its management or appoint an alternative manager except in accordance with the Management Agreement, provided that the Guarantor shall be entitled so to do with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders).

However, in the event that the Manager’s appointment as manager of either one of the Vessels ceases or is terminated in circumstances where it was not possible for the Guarantor to obtain the prior written consent of the Facility Agent, the Guarantor shall promptly and in any event within ten (10) days from the date of the termination of the Manager’s appointment, provide to the Facility Agent details of a replacement manager, such manager to be satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders).

16.23	Proceeds from sale or Total Loss of a Vessel

(a)	The Guarantor shall procure that the proceeds from a sale or Total Loss of the relevant Vessel shall immediately upon receipt by the Guarantor be paid into the Retention Account in accordance with Clause 12.2 for application by the Facility Agent in accordance with Clause 12.3, unless an Event of Default has occurred and is continuing, in which case the proceeds from a sale or Total Loss of the relevant Vessel shall immediately upon receipt by the Guarantor be paid to the Facility Agent for application in accordance with Clause 13.7 (Payments).

(b)	For and so long as the Guarantor holds any such proceeds as referred to in paragraph (a) it shall do so on trust for the Facility Agent.

16.24	Charters

(a)	The Guarantor will not let any of the Vessels on demise, consecutive voyage or voyage charter for any period without the consent of the Facility Agent (acting on the instructions of the Majority Lenders) such consent not to be unreasonably withheld.

(b)	The Guarantor shall be entitled to let its Vessels, in accordance with the terms of the Time Charters PROVIDED always that:

(i)	the Guarantor shall remain liable under any time charter to perform all the obligations assumed by it under the Time Charter;

(ii)	the Facility Agent shall not be under any obligations or liability under any time charter or liable to make any payment under that time charter; and

(iii)	the Facility Agent shall not be obliged to enforce against any charterer any term of any time charter, or to make any enquiries as to the nature or sufficiency of any payment received by the Facility Agent.

16.25	Charter Breach, Expiration or Termination of Time Charter

(a)	At all times, the Guarantor shall advise the Facility Agent of any of the following events:

(i)	any Charter Breach by the Charterer of the terms of a Time Charter of which the Guarantor becomes aware;

(ii)	the termination of a Time Charter by either the Guarantor or the Charterer;

(iii)	the expiration of a Time Charter;

(iv)	as soon as it becomes aware of such event, the occurrence of an event of cross default of the nature referred to in Clause 19.5 (Cross-default) in respect of the Charterer, PROVIDED always that such event shall not arise in respect of the Charterer where the aggregate amount of the relevant Financial Indebtedness of the Charterer is less than US$50,000,000 or its equivalent; or

(v)	as soon as it becomes aware of such event, the occurrence of an insolvency event of the nature referred to in Clause 19.6 (Insolvency), 19.7 (Insolvency proceedings), 19.8 (Creditor’s process) or 19.9 (Cessation of business) in respect of the Charterer, and upon the occurrence of any such event the Facility Agent shall be (acting on the instructions of the Majority Lenders) entitled to require that the Guarantor exercises all of its rights under the relevant Time Charter including, where applicable, the termination of the Time Charter in respect of the relevant Vessel.

(b)	In the event of a termination of a Time Charter in accordance with Clause 16.25(a) or otherwise, in relation to which a charter termination fee is payable, such termination fee shall be payable into the Retention Account in accordance with Clause 12.2.

(c)	In the event of a expiration or termination of a Time Charter referred to in paragraph (a) above the Guarantor shall, within ninety (90) days of such expiration or termination, enter into a substitute time charter with a charterer acceptable to the Lenders and with a term of at least the same remaining duration as the Time Charter which has terminated or, if expired, extending to at least the Final Maturity Date, such time charter to be in form and substance similar to an existing Time Charter or otherwise reasonably acceptable to the Facility Agent (acting on the instructions of the Majority Lenders) and the relevant charter termination fee shall be released to the Guarantor in accordance with Clause 12.3(b)(i), failing which either:

(i)	the charter termination fee shall be applied by the Facility Agent in prepayment of the relevant Loan to ensure that the aggregate of the Market Value of the Vessels then delivered is not less than 125% of the aggregate principal amounts then outstanding under the Loans related to such Vessels and if for any reason the amount of the charter termination fee shall be insufficient to make the prepayment described in this paragraph (i), the Borrowers shall, without demand, provide the Facility Agent with an amount equal to the amount of the shortfall; or

(ii)	the Borrowers shall provide or cause to be provided to the Facility Agent such additional security as is satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders) so as to ensure that the aggregate of the Market Value of the Vessels then delivered is not less than 125% of the aggregate principal amounts then outstanding under the Loans related to those Vessels.

16.26	Scope of Obligatory Insurances

The Guarantor will, in respect of each Vessel:

(a)	procure the Builder’s compliance with the Builder’s Risk Insurances as detailed in the relevant Article of each Shipbuilding Contract.

(b)	at all times after the relevant Delivery Date, keep that Vessel insured in the Required Insurance Amount, in Dollars in the name of the Guarantor or (if the Facility Agent so requires) in the joint names of the Guarantor and the Facility Agent without the Facility Agent being liable but having the right to pay premiums, through brokers approved by the Facility Agent against fire and usual marine risks (including hull and machinery and Excess Risks) with approved underwriters or insurance companies approved by the Facility Agent and by policies in form and content approved by the Facility Agent;

(c)	at all times after the relevant Delivery Date, keep that Vessel insured in the Required Insurance Amount in the same manner as above against war risks (including risks of mines and all risks, whether or not regarded as war risks, London Blocking and Trapping Addendum and Lost Vessel Clause, excepted by the free of capture and seizure clauses in the standard form of Lloyds marine policy) either:

(i)	with underwriters or insurance companies approved by the Facility Agent and by policies in form and content approved by the Facility Agent; or

(ii)	by entering the relevant Vessel in an approved war risks association,

and for the avoidance of doubt, such war risks insurance will include protection and indemnity liability up to at least the Required Insurance Amount, excluding any liability in respect of death, injury or damage to crew;

(d)	at all times after the relevant Delivery Date, keep that Vessel entered in respect of her full value and tonnage in an approved protection and indemnity association against all risks as are normally covered by such protection and indemnity association (including pollution risks and the proportion not recoverable in case of collision under the running down clause inserted in the ordinary Lloyds policies), such cover for pollution risks to be for:

(i)	a minimum amount of US$1,000,000,000 or such other amount of cover against pollution risks as shall at any time be comprised in the basic entry of each Vessel with either a protection and indemnity association which is an acceptable member of either the International Group of protection and indemnity associations (or any successor organisation designated by the Facility Agent for this purpose) or the International Group (or such successor organisation) itself; or

(ii)	if the International Group or any such successor ceases to exist or ceases to provide or arrange any cover for pollution risks (or any supplemental cover for pollution risks over and above that afforded by the basic entry of each Vessel with its protection and indemnity association), such aggregate amount of cover against pollution risks as shall be available on the open market and by basic entry with a protection and indemnity association for ships of the same type, size, age and flag as each respective Vessel, provided that, if any Vessel has ceased trading or is in lay up and in either case has unloaded all cargo, the level of pollution risks cover afforded by ordinary protection and indemnity cover available through a member of the International Group or such successor organisation or, as the case may be, on the open market in such circumstances shall be sufficient for such purposes; and

(e)	at all times after the relevant Delivery Date, whenever any Vessel is trading to Japanese territorial waters and when so required by the Facility Agent, maintain in full force and effect social responsibility insurance in respect of the Vessel with underwriters or insurance companies approved by the Facility Agent and by policies in form and content approved by the Facility Agent, provided always that a first class borrower or operator of vessels such as the Vessels would maintain and effect such social responsibility insurance.

16.27	Obligatory Insurances

Without prejudice to its obligations under Clause 16.26 (Scope of Obligatory Insurances), the Guarantor will:

(a)	not without the prior consent of the Facility Agent (acting on the instructions of the Majority Lenders) alter any Obligatory Insurance nor make, do, consent or agree to any act or omission which would or might render any Obligatory Insurance invalid, void, voidable or unenforceable or render any sum paid out under any Obligatory Insurance repayable in whole or in part;

(b)	not cause or permit any Vessel to be operated in any way inconsistent with the provisions or warranties of, or implied in, or outside the cover provided by, any Obligatory Insurance or to be engaged in any voyage or to carry any cargo not permitted by any Obligatory Insurances without first covering the relevant Vessel in the relevant Required Insurance Amount and her freights for an amount approved by the Facility Agent (acting on the instructions of the Majority Lenders) in Dollars or another approved currency with the Insurers;

(c)	duly and punctually pay when due all premiums, calls, contributions or other sums of money from time to time payable in respect of any Obligatory Insurance;

(d)	renew all Obligatory Insurances at least fourteen (14) days before the relevant policies or contracts expire, with underwriters or insurance companies either previously approved by the Majority Lenders or of a security rating of A- or higher, and procure that the brokers and/or war risks and protection and indemnity clubs and associations shall promptly confirm in writing to the Facility Agent as and when each renewal is effected;

(e)	forthwith upon the effecting of any Obligatory Insurance, give written notice of the insurance to the Facility Agent stating the full particulars (including the dates and amounts) of the insurance, and on request produce the receipts for each sum paid by it pursuant to paragraph (c) above;

(f)	not settle, release, compromise or abandon any claim in respect of any Total Loss unless the Facility Agent (acting on the instructions of the Majority Lenders) is satisfied that such release, settlement, compromise or abandonment will not prejudice the interests of the Finance Parties under or in relation to any Finance Document;

(g)	arrange for the execution and delivery of such guarantees as may from time to time be required by any protection and indemnity or war risks club or association;

(h)	procure that the interest of the Facility Agent is noted on all policies of insurance relating to the Vessels;

(i)	procure that a loss payee provision in the form scheduled to the Insurances Assignment and reflecting the provisions of Clause 16.28 (Application of Insurance Proceeds) is endorsed on all policies of insurance relating to the Vessels;

(j)	obtain from the relevant insurance brokers and P&I Club letters of undertaking in the forms scheduled to the Insurances Assignments; and

(k)	in the event that the Guarantor receives payment of any moneys under the Insurance Assignment, save as provided in the loss payable clauses scheduled to the Insurance Assignment, forthwith pay over the same to the Facility Agent and, until paid over, such moneys shall be held in trust for the Facility Agent by the Guarantor.

16.28	Application of Insurance Proceeds

(a)	All sums receivable in respect of the Obligatory Insurances after the occurrence of an Event of Default shall be paid to the Facility Agent and the Facility Agent shall apply them in accordance with Clause 13.7 (Payments).

(b)	Subject to paragraph (a) above:

(i)	each sum receivable in respect of a major casualty (being any casualty in respect of which the claim or the aggregate of the claims exceeds US$20,000,000 (or its equivalent)), other than in respect of protection and indemnity risk insurances, shall be paid to the Facility Agent; and

(ii)	the insurance moneys received by the Facility Agent in respect of any such major casualty shall be paid:

(A)	to the person to whom the relevant liability shall have been incurred; or

(B)	upon the Guarantor furnishing evidence satisfactory to the Facility Agent that all loss and damage resulting from the casualty has been properly made good and repaired, to the Guarantor or, at the option of the Facility Agent, to the person by whom any repairs have been or are to be effected.

(iii)	The receipt by any such person referred to in paragraph (A) and (B) of paragraph (ii) above shall be a full and sufficient discharge of the same to the Facility Agent.

(c)	Subject to paragraph (a) above, each sum receivable in respect of the Obligatory Insurances (insofar as the same are hull and machinery or war risks insurances) which does not exceed US$20,000,000 or its equivalent shall be paid in full to the Guarantor or to its order and shall be applied by it for the purpose of making good the loss and fully repairing all damage in respect of which the receivable shall have been collected.

(d)	Subject to paragraph (a) above, each sum receivable in respect of protection and indemnity risk Obligatory Insurances shall be paid direct to the person to whom the liability, to which that sum relates, was incurred, or to the Guarantor in reimbursement to it of moneys expended in satisfaction of such liability.

(e)	Notwithstanding any other provision in this Clause 16.28, all sums receivable in respect of Obligatory Insurances relating to a Total Loss shall be applied in accordance with Clause 13.7 (Payments).

16.29	Power of Facility Agent to Insure

If the Guarantor fails to effect and keep in force Obligatory Insurances in accordance with this Agreement, it shall be permissible, but not obligatory, for the Facility Agent to effect and keep in force insurance or insurances in the amounts required under this Agreement and entries in a protection and indemnity association or club and, if it deems necessary or expedient, to insure the war risks upon any Vessel, and the Guarantor will reimburse the Facility Agent for the costs of so doing.

16.30	ISM Code

The Guarantor shall, and shall procure that the Manager shall:

(a)	at all times after the Delivery Date of a Vessel be responsible for compliance by itself and by such Vessel with the ISM Code;

(b)	at all times after the Delivery Date of a Vessel ensure that:

(i)	the Vessel has a valid Safety Management Certificate (as defined in the ISM Code);

(ii)	the Vessel is subject to a safety management system (as defined in the ISM Code) which complies with the ISM Code; and

(iii)	there is a valid Document of Compliance (as defined in the ISM Code) which is held on board the Vessel,

and shall deliver to the Facility Agent, on or before the Delivery Date of a Vessel, a copy of a valid Safety Management Certificate and a valid Document of Compliance in respect of the relevant Vessel, in each case duly certified by an officer of the Guarantor;

(c)	promptly notify the Facility Agent of any actual or, upon becoming aware of the same, threatened withdrawal of an applicable Safety Management Certificate or Document of Compliance;

(d)	promptly notify the Facility Agent of the identity of the person ashore designated for the purposes of paragraph 4 of the ISM Code and of any change in the identity of that person; and

(e)	promptly upon becoming aware of the same notify the Facility Agent of the occurrence of any accident or major non-conformity (as defined in the ISM Code) requiring action under the ISM Code.

16.31	ISPS Code

The Guarantor shall, and shall procure that the Manager shall, at all times after the Delivery Date of a Vessel:

(a)	comply and be responsible for compliance by itself and by such Vessel with the ISPS Code;

(b)	ensure that:

(i)	the Vessel has a valid International Ship Security Certificate;

(ii)	the Vessel's security system and its associated security equipment comply with section 19.1 of Part A of the ISPS Code;

(iii)	the Vessel's security system and its associated security equipment comply in all respects with the applicable requirements of Chapter XI-2 of SOLAS and Part A of the ISPS Code; and

(iv)	an approved ship security plan is in place.

16.32	No amendment to Related Contracts

No Security Party shall amend or agree to any material amendment to the Related Contracts without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders).

16.33	Dry Docking

The Guarantor shall procure that the Manager shall from time to time have sufficient liquid funds available to ensure that, on the date of the scheduled dry docking of a Vessel, the Manager shall have sufficient available liquid funds to meet all of its obligations under the Management Agreement including, but not limited to, the cost of such scheduled dry docking in relation to that Vessel.

16.34	Tonnage

The Guarantor shall procure that, at all times prior to the Final Maturity Date, the tonnage weighted average age of the Vessels (calculated in a manner satisfactory to the Facility Agent), shall not at any time exceed twelve years.

16.35	SAFE approval

The Guarantor shall procure that the Charter Guarantor obtains prior SAFE approval and attends to any necessary SAFE registrations in relation to each guarantee issued within thirty five (35) days of the issue of the guarantee.

17.	FINANCIAL COVENANTS

17.1	Definitions

In this Clause:

Cash and Cash Equivalents means, as at any date of determination:

(a)	cash in hand or on deposit in the Retention Account;

(b)	any investment in marketable obligations issued or guaranteed by the government of the United States of America, Canada or the United Kingdom or by an instrumentality or agency of the government of the United States of America, Canada or the United Kingdom, maturing within one (1) year after the relevant date of calculation;

(c)	time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a credit rating of either A by S&P or Fitch or A2 by Moody's which time deposits and certificates of deposit mature within one (1) year after the relevant date of calculation;

(d)	repurchase obligations with a term of not more than ninety (90) days for underlying securities of the type referred to in subclause (b) above entered into with any bank meeting the qualifications specified in subclause (c) above;

(e)	open market commercial paper:

(i)	for which a recognised trading market exists;

(ii)	issued in the United States of America, Canada or the United Kingdom;

(iii)	which matures within one (1) year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 by S&P or Fitch or P-1 by Moody's, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating; and

(f)	any other instrument, security or investment approved by the Majority Lenders,

in each case, to which the Guarantor is beneficially entitled at that time, which is unencumbered (other than by any of the Security Documents) and which is capable of being applied against Total Borrowings.

EBITDA means the net income of the Guarantor for a Measurement Period as adjusted by:

(a)	adding back taxation;

(b)	adding back Interest Expenses;

(c)	taking no account of any extraordinary item;

(d)	excluding any amount attributable to minority interests;

(e)	adding back depreciation and amortisation; and

(f)	taking no account of any revaluation of an asset or any loss or gain over book value arising on the disposal of an asset (otherwise than in the ordinary course of trading) by the Guarantor during that Measurement Period.

Interest and Principal Coverage Ratio means, as at any date of determination and with respect to any period, the ratio of EBITDA for such period to Interest and Principal Expense for such period.

Interest and Principal Expense means all Interest Expense incurred and all payments of principal made by the Guarantor during a Measurement Period.

Interest Expense means all cash interest and cash commitment fees incurred by the Guarantor during a Measurement Period.

Marketable Securities means any bonds, stocks, notes or bills payable in a freely convertible and transferable currency and which are listed on a stock exchange acceptable to the Facility Agent (acting on the instructions of the Majority Lenders).

Net Interest Coverage Ratio means, as at any date of determination and with respect to any period, the ratio of EBITDA for such period to Net Interest Expense for such period.

Net Interest Expense means Interest Expense less all interest and other financing charges received by the Guarantor during a Measurement Period.

Tangible Net Worth means at any time the amount paid up or credited as paid up on the issued share capital of the Guarantor based on the latest published audited balance sheet of the Guarantor (the latest balance sheet) but adjusted by:

(a)	adding any amount standing to the credit of the profit and loss account of the Guarantor for the period ending on the date of the latest balance sheet;

(b)	deducting any dividend or other distribution declared, recommended or made by the Guarantor;

(c)	deducting any amount standing to the debit of the profit and loss account of the Guarantor for the period ending on the date of the latest balance sheet;

(d)	deducting any amount attributable to goodwill (other than goodwill attributable to the Vessels) or any other intangible asset;

(e)	deducting any amount attributable to an upward revaluation of assets after the date of this Agreement;

(f)	adding the amount referred to in Schedule 11 for the date of the latest balance sheet which represents the difference between the purchase price for certain delivered vessels paid by the Guarantor and the book value of such vessels reduced for depreciation in equal increments over a thirty (30) year period;

(g)	reflecting any variation in the amount of the issued share capital of the Guarantor and the capital and revenue reserves of the Guarantor after the date of the latest balance sheet;

(h)	reflecting any variation in the interest of the Guarantor since the date of the latest balance sheet;

(i)	excluding any amount attributable to deferred taxation; and

(j)	excluding any amount attributable to minority interests.

Total Assets means, at any date, the aggregate of:

(a)	the then current book values of all vessels owned or leased with a purchase option by the Guarantor, but adding back in relation to the vessels listed in Schedule 11, the amount referred to in paragraph (f) of the definition of Tangible Net Worth;

(b)	the then current aggregate amount of cash, Marketable Securities (but no other bonds, notes or bills and less any cash or Marketable Securities accounted for in the definition of Total Borrowings below) and receivables due to the Guarantor (less provision for bad and doubtful debts) as shown in the latest financial statements; and

(c)	the book values of all other (non-shipping) assets as shown in such latest financial statements.

Total Borrowings means, in respect of the Guarantor, at any time the aggregate of the following:

(a)	the outstanding principal amount of any moneys borrowed;

(b)	the outstanding principal amount of any acceptance under any acceptance credit;

(c)	the outstanding principal amount of any bond, note, debenture, loan stock or other similar instrument;

(d)	the capitalised element of indebtedness under a finance or capital lease;

(e)	the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis);

(f)	the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset;

(g)	any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in paragraph (c) above;

(h)	the outstanding principal amount of any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing; and

(i)	the outstanding principal amount of any indebtedness of any person of a type referred to in the above paragraphs which is the subject of a guarantee, indemnity or similar assurance against financial loss given by the Guarantor.

17.2	Interpretation

(a)	Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with U.S. GAAP.

(b)	Any amount in a currency other than Dollars is to be taken into account at its Dollar equivalent calculated on the basis of:

(i)	the Facility Agent's spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with Dollars at or about 11.00 a.m. on the day the relevant amount falls to be calculated; or

(ii)	if the amount is to be calculated on the last day of a financial period of the Guarantor, the relevant rates of exchange used by the Guarantor in, or in connection with, its financial statements for that period.

(c)	No item must be credited or deducted more than once in any calculation under this Clause.

17.3	Tangible Net Worth

The Guarantor must ensure that Tangible Net Worth always exceeds four hundred and fifty million Dollars (US$450,000,000).

17.4	Gearing

Unless waived by the Facility Agent (acting on the instructions of the Majority Lenders) the Guarantor must ensure that Total Borrowings are always less than sixty five per cent (65%) of Total Assets at that time.

17.5	Minimum Liquidity

If, at any time, more than fifty per cent (50%) of the Vessels (assessed by value) are subject to time charters which have a remaining term of one year or less (excluding any optional extensions not then exercised), the Guarantor must ensure that the Cash and Cash Equivalents held by the Guarantor at such date of determination are not less than twenty five million Dollars (US$25,000,000).

17.6	Net Interest Coverage Ratio

The Guarantor must ensure that the Net Interest Coverage Ratio is always greater than 2.50 to 1.

17.7	Interest and Principal Coverage Ratio

The Guarantor must ensure that the Interest and Principal Coverage Ratio is always greater than or equal to 1.1 to 1.

17.8	Charter Default

The Guarantor must ensure at all times following a breach by the Charterer in circumstances where substitute charters required under Clause 16.25 (Charter Breach, Expiration or Termination of Charter) have not been entered into by the Guarantor within ninety (90) days of such Charter Breach, that the aggregate Market Value of the Vessels then delivered shall not be less than 125 per cent. of the aggregate principal amount of the outstanding Loans relating to such Vessels.

17.9	Testing of Financial Covenants

(a)	Each of the financial covenants set out in Clauses 17.3 to 17.8 (inclusive) shall be tested by reference to each rolling twelve (12) month Measurement Period, provided always that the Interest and Principal Coverage Ratio referred to in Clause 17.7 shall be tested on the basis of the financial statements of the Guarantor for the last fiscal quarter of the Guarantor in the event of the occurrence of the circumstances set out in Clause 17.8.

(b)	The Guarantor shall provide a Compliance Certificate each quarter in respect of the financial covenants.

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and Indemnity

In consideration of the agreement of the Lenders to make the Facility available to the Borrowers, the Guarantor:

(a)	irrevocably and unconditionally guarantees to the Facility Agent to discharge on first demand of the Facility Agent all of the liabilities and obligations of the Borrowers which the Borrowers have failed to discharge, including interest payable pursuant to Clause 7.3 (Interest on overdue amounts) from the date of demand until the date of payment, both before and after judgment; and

(b)	agrees, as a separate and independent obligation, that, if any of the liabilities and obligations of the Borrowers are not recoverable from the Guarantor under Clause 18.1(a) for any reason, the Guarantor will be liable to the Facility Agent, as a principal debtor by way of indemnity for the same amount as that for which it would have been liable had those liabilities and obligations of the Borrowers been recoverable and agrees to discharge its liability under this Clause 18.1(b) on first demand of the Facility Agent together with interest payable pursuant to Clause 7.3 (Interest on overdue amounts) from the date of demand until the date of payment, both before and after judgement.

18.2	Continuing Security

This Guarantee is a continuing security for the full amount of the liabilities and obligations of the Borrowers from time to time and shall remain in force notwithstanding the liquidation of the Borrowers or any change in the constitution of the Borrowers or of any of the Finance Parties or the absorption of or amalgamation by any of the Finance Parties in or with any other entity or the acquisition of all or any part of the assets or undertaking of any of the Finance Parties by any other entity.

18.3	Preservation of Guarantor's liability

The Finance Parties may without the consent of the Guarantor and without notice to the Guarantor and without in any way releasing or reducing the liabilities and obligations of the Guarantor under this Guarantee:

(a)	agree with the Borrowers to amend, novate, supplement or replace all or any of the Finance Documents to which the Guarantor is not a party;

(b)	agree with the Borrowers to increase or reduce the amount of the Facility or vary the terms and conditions for its repayment or reduction (including, without limitation, the rate and/or method of calculation of interest);

(c)	allow to the Borrowers or to any other person any time or other indulgence;

(d)	renew, release or refrain from enforcing any of the Finance Documents or any other security, guarantee or indemnity which any of the Finance Parties may now or in the future hold from the Borrowers or from any other person;

(e)	compound with the Borrowers or any other person;

(f)	enter into, renew, vary or terminate any other agreement or arrangement with the Borrowers with their agreement or with any other person; or

(g)	make any concession to the Borrowers or do or omit or neglect to do anything which might, but for this provision, operate to release or reduce the liability of the Guarantor under this Guarantee.

18.4	Continuing liability

The liability of the Guarantor under the Guarantee shall not be affected by:

(a)	the absence of or any defective, excessive or irregular exercise of any of the powers of the Borrowers;

(b)	any security given or payment made to any of the Finance Parties by the Borrowers or any other person being avoided or reduced under any law (whether English or foreign) relating to bankruptcy or insolvency or analogous circumstance in force from time to time;

(c)	the liquidation, administration, receivership or insolvency of the Guarantor or any of the other Security Parties;

(d)	any other security, guarantee or indemnity now or in the future held by any of the Finance Parties being defective, void or unenforceable, or the failure of any of the Finance Parties to take any security, guarantee or indemnity;

(e)	any composition, assignment or arrangement being made by any of the other Security Parties with any of its creditors;

(f)	the novation of any of the obligations and liabilities of the Borrowers; or

(g)	anything which would not have released or reduced the liability of the Guarantor had the liability of the Guarantor under Clause 18.1(a) been as a principal debtor and not as a guarantor.

18.5	Preservation of Finance Parties’ rights

(a)	This Guarantee is in addition to any other security, guarantee or indemnity now or in the future held by any of the Finance Parties in respect of the obligations and liabilities of the Borrowers, whether from the Borrowers or the Guarantor, and shall not merge with, prejudice or be prejudiced by any such security, guarantee or indemnity or any contractual or legal right of any of the Finance Parties.

(b)	Any release, settlement, discharge or arrangement relating to the liabilities of the Guarantor under this Guarantee shall be conditional on no payment, assurance or security received by any of the Finance Parties in respect of the obligations and liabilities of the Borrowers being avoided or reduced under any law (whether English or foreign) in force from time to time relating to bankruptcy, insolvency or any (in the opinion of the Facility Agent) analogous circumstance and after any such avoidance or reduction, the Facility Agent shall be entitled to exercise all of its rights, powers, discretions and remedies under or pursuant to this Guarantee and/or any other rights, powers, discretions or remedies which it would otherwise have been entitled to exercise, as if no release, settlement, discharge or arrangement had taken place.

(c)	Following the complete discharge of the obligations and liabilities of the Borrowers, the Facility Agent shall be entitled to retain any security which it may hold for the liabilities of the Guarantor under this Guarantee until the Facility Agent is satisfied in its discretion that it will not have to make any payment under any law referred to in Clause 18.5(b).

(d)	Until all claims of the Finance Parties in respect of the obligations and liabilities to the Borrowers have been discharged in full:

(i)	the Guarantor shall not be entitled to participate in any security held or sums received by any of the Finance Parties in respect of all or any part of the obligations and liabilities of the Borrowers;

(ii)	the Guarantor shall not stand in the place of, or be subrogated for, any of the Finance Parties in respect of any security nor take any step to enforce any claim against the Borrowers nor claim or exercise any right of set off or counterclaim against the Borrowers nor make any claim in the bankruptcy or liquidation of the Borrowers in respect of any sums paid by the Guarantor to any of the Finance Parties or in respect of any sum which includes the proceeds of realisation of any security at any time held by any of the Finance Parties in respect of all or any part of the liabilities and obligations of the Guarantor; and

(iii)	the Guarantor shall not take any steps to enforce any claim which it may have against the Borrowers without the prior written consent of the Facility Agent and then only on such terms and subject to such conditions as the Facility Agent may impose.

(e)	The Finance Parties may, but shall not be obliged to, resort for their own benefit to any other means of payment at any time and in any order they think fit without releasing or reducing the liabilities and obligations of the Guarantor.

(f)	The Facility Agent may enforce this Guarantee either before or after resorting to any other means of payment and, in the latter case, without entitling the Guarantor to any benefit from or share in any such other means of payment for so long as the obligations and liabilities of the Borrowers have not been discharged in full when due.

(g)	The Guarantor confirms that it has not taken and will not take without the prior written consent of the Facility Agent (and then only on such terms and subject to such conditions as the Facility Agent may impose) any security from the Borrowers in connection with this Guarantee, and any security taken by the Guarantor notwithstanding this Clause 18.5(g) shall be held by the Guarantor in trust for the Facility Agent absolutely as a continuing security for the liabilities and obligations of the Guarantor.

(h)	The Guarantor agrees that it is, and will throughout the term of the Facility remain, a principal debtor in respect of its liabilities and obligations.

19.	DEFAULT

19.1	Events of Default

Each of the events set out in this Clause 19 is an Event of Default.

19.2	Non-payment

A Security Party does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment:

(a)	is caused by technical or administrative error; and

(b)	is remedied within three (3) Business Days of the due date.

19.3	Breach of other obligations

(a)	A Security Party does not comply with any term of Clause 16 (General Covenants) or Clause 17 (Financial Covenants), unless the non-compliance:

(i)	is capable of remedy; and

(ii)	is remedied within thirty (30) days of the earlier of the Facility Agent giving notice to the Security Parties and discovery (and for the purposes of this paragraph discovery means actual awareness).

The Security Parties acknowledge that for the purposes of paragraph (i) above, non-compliance with the following shall not be capable of remedy:

(A)	Clause 16.10(a) and 16.10(b) (Security), but in respect of subparagraph (b) only insofar as it relates to the Mortgage, the Time Charter, and Earnings Assignment and the Insurances Assignment;

(B)	Clause 16.12(a) (Registration of the Vessels);

(C)	the Obligatory Insurances being in full force and effect; and

(D)	Clause 17 (Financial Covenants),

provided always that, in the case of (A) and (B) above, if the non-compliance is caused by technical or administrative error only, is corrected within three (3) Business Days of the earlier of the Facility Agent giving notice to the Security Parties and discovery (discovery having the same meaning as in Clause 19.3(a)(ii)), and, in the case of (C) above, if the non-compliance is caused by technical or administrative error only, is corrected within one (1) Business Day and in each case the Facility Agent (acting on the good faith and reasonable instructions of the Majority Lenders) is satisfied that the Finance Parties have neither suffered nor will, in the future, suffer any material detriment (whether financial, to their security position or otherwise howsoever) as a result of the non-compliance.

(b)	The Borrowers fail to comply with the terms of Clause 6.2(b) or one of the events listed in Clause 6.5(a) occurs and the Guarantor does not comply with the terms of Clause 6.5(b) or Clause 6.6 within the time periods specified in Clauses 6.5 and 6.6.

(c)	Any Party (other than a Finance Party or the Account Bank) does not comply with any other term of the Finance Documents not already referred to in this Clause which the Facility Agent (acting on the good faith and reasonable instructions of the Majority Lenders) considers to be material, unless the non-compliance:

(i)	is capable of remedy; and

(ii)	is remedied within fourteen (14) days of the earlier of the Facility Agent giving notice and discovery by the relevant Party (discovery having the same meaning as in Clause 19.3(a)(ii)) of the non-compliance.

19.4	Misrepresentation

A representation made or repeated by the Security Parties (or by any other Party other than a Finance Party or the Account Bank) in any Finance Document or in any document delivered by or on behalf of the Security Parties under any Finance Document is incorrect in any respect which the Facility Agent (acting on the good faith and reasonable instructions of the Majority Lenders) considers to be material when made or deemed to be repeated, unless the circumstances giving rise to the misrepresentation:

(a)	are capable of remedy; and

(b)	are remedied within thirty (30) days of the earlier of the Facility Agent giving notice and the relevant Party becoming aware of the misrepresentation.

19.5	Cross-default

Any of the following occurs in respect of any Security Party:

(a)	any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);

(b)	any of its Financial Indebtedness:

(i)	becomes prematurely due and payable; or

(ii)	is placed on demand; or

(iii)	is capable of being declared by a creditor to be prematurely due and payable or being placed on demand,

in each case, as a result of an event of default (howsoever described) and after the expiry of any applicable grace period; or

(c)	any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default (howsoever described),

unless the aggregate amount of Financial Indebtedness falling within paragraphs (a) to (c) above is less than US$25,000,000 or its equivalent .

19.6	Insolvency

Any of the following occurs in respect of any Security Party:

(a)	it is, or is deemed for the purposes of any Applicable Law to be, unable to pay its debts as they fall due or insolvent;

(b)	it admits its inability to pay its debts as they fall due;

(c)	it suspends making payments on any of its debts or announces an intention to do so;

(d)	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling of any of its indebtedness; or

(e)	a moratorium is declared in respect of any of its indebtedness.

If a moratorium occurs in respect of a Security Party, the ending of the moratorium will not remedy any Event of Default caused by the moratorium.

19.7	Insolvency proceedings

(a)	Except as provided in paragraph (b) below, any of the following occurs in respect of a Security Party:

(i)	any step is taken with a view to a moratorium, a composition, assignment or similar arrangement with any of its creditors;

(ii)	a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution to petition for or to file documents with a court for its winding-up, administration or dissolution or any such resolution is passed;

(iii)	any person presents a petition, or files documents with a court for its winding-up, administration or dissolution;

(iv)	an order for its winding-up, administration or dissolution is made;

(v)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

(vi)	its directors, shareholders or other officers request the appointment of, or give notice of their intention to appoint a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer; or

(vii)	any other analogous step or procedure is taken in any jurisdiction.

(b)	Paragraph (a) above does not apply to a frivolous or vexatious petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within fourteen (14) days.

19.8	Creditors’ process

Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of a Security Party, having an aggregate value of twenty five million Dollars (US$25,000,000) or its equivalent and is not discharged within thirty (30) days.

19.9	Cessation of business

A Security Party ceases, or threatens to cease, to carry on business except as a result of any disposal not prohibited under this Agreement.

19.10	Failure to pay final judgment

A Security Party fails to comply with or pay any sum due from it under any final judgment or any final order made or given by any court of competent jurisdiction.

19.11	Effectiveness of Finance Documents

(a)	It is or becomes unlawful for any Party (other than a Finance Party or the Account Bank) to perform any of its material obligations under the Finance Documents.

(b)	Any material provision of a Finance Document is not effective or is alleged by a Security Party to be ineffective for any reason.

(c)	Any material provision of a Finance Document is not effective or is alleged by any Party (other than a Finance Party, a Security Party or the Account Bank) to be ineffective for any reason.

(d)	A Security Party repudiates any material provision of a Finance Document or evidences an intention to repudiate any material provision of a Finance Document.

(e)	Any Party (other than a Finance Party or the Account Bank) repudiates any material provision of a Finance Document or evidences an intention to repudiate any material provision of a Finance Document.

19.12	Invalidity of Security Documents

Any of the Security Documents ceases to be valid in any material respect or any of those Security Documents creating a Security Interest in favour of the Facility Agent ceases to provide a perfected first priority security interest in favour of the Facility Agent.

19.13	Acceleration

If an Event of Default is outstanding, the Facility Agent, if the Majority Lenders so instruct it, shall by notice to the Borrowers:

(a)	cancel the undrawn, uncancelled amount of the Maximum Facility Amount; and/or

(b)	declare that all or part of any amounts outstanding under the Finance Documents are:

(i)	immediately due and payable; and/or

(ii)	payable on demand by the Facility Agent.

Any notice given under this Subclause will take effect in accordance with its terms.

20.	SECURITY

20.1	Facility Agent as trustee

Unless expressly provided to the contrary herein or in any Finance Document and except as otherwise required by Applicable Law, the Facility Agent holds any security created by a Security Document on trust for the Finance Parties.

20.2	Responsibility

The Facility Agent is not liable or responsible to any other Finance Party for:

(a)	any failure in perfecting or protecting the security created by any Security Document; or

(b)	any other action taken or not taken by it in connection with any Security Document,

unless directly caused by its gross negligence or wilful misconduct.

20.3	Title

The Facility Agent may accept, without enquiry, the title (if any) a Security Party may have to any asset over which security is intended to be created by any Security Document.

20.4	Possession of documents

The Facility Agent is not obliged to hold in its own possession any Security Document, title deed or other document in connection with any asset over which security is intended to be created by a Security Document.

20.5	Investments

Except as otherwise provided in any Security Document, all moneys received by the Facility Agent under a Security Document will, until utilised, be invested in the name of, or under the control of, the Facility Agent in any investments selected by the Facility Agent (acting on the instructions of the Majority Lenders). Additionally, those moneys may be placed on deposit in the name of, or under the control of, the Facility Agent at any bank or institution (including itself) and upon such terms as it may think fit. Any interest or profit earned by the Facility Agent in connection with such investments shall be that of the Borrowers and added to the Security Assets.

20.6	Approval

Each Finance Party confirms its approval of each Security Document.

20.7	Release of security

(a)	If a disposal of any Security Asset is made to a third party in the following circumstances:

(i)	the Majority Lenders agree to the disposal;

(ii)	the disposal is allowed by the terms of the Finance Documents and will not result or could not reasonably be expected to result in any breach of any term of any Finance Document;

(iii)	the disposal is being made at the request of the Facility Agent in circumstances where any security created by the Security Documents has become enforceable; or

(iv)	the disposal is being effected by enforcement of a Security Document,

or a prepayment is made pursuant to Clauses 6.3 (Removal of a Vessel), 6.5 (Mandatory prepayment – Sale, Total Loss or non delivery of a Vessel), 6.7 (Voluntary prepayment) or Clause 6.13 (Reduction of Maximum Facility Amount) and, in any such case, the Facility Agent is satisfied that the relevant Loan will be prepaid in full in accordance with Clause 6.3 (Removal of a Vessel) or 6.5(a)(i) (Mandatory prepayment – Sale, Total Loss or non delivery of a Vessel) as applicable at the time of the disposal or prepayment, the asset being disposed of or to which the prepayment relates will be released from any security over it created by a Security Document. However, the proceeds of any disposal or prepayment (or an amount corresponding to them) must be applied in accordance with the requirements of the Finance Documents (if any).

(b)	Following the Final Maturity Date, if the Loans and any other sums due and payable under any Finance Document have been irrevocably and unconditionally repaid in full to the satisfaction of the Finance Parties, then the relevant Mortgage and any other Security Interest shall be released.

(c)	If the Facility Agent is satisfied that a release is allowed under this Subclause, the Facility Agent must execute (at the request and expense of the Security Parties) any document which is reasonably required to achieve that release. Each other Finance Party irrevocably authorises the Facility Agent to execute any such document.

20.8	Co-security Agent

(a)	The Facility Agent may appoint a separate security agent or a co-security agent in any jurisdiction outside the People's Republic of China:

(i)	if the Facility Agent considers that without the appointment the interests of the Lenders under the Finance Documents might be materially and adversely affected;

(ii)	for the purpose of complying with any law, regulation or other condition in any jurisdiction; or

(iii)	for the purpose of obtaining or enforcing a judgment or enforcing any Finance Document in any jurisdiction.

(b)	Any appointment under this Subclause will only be effective if the security agent or co-security agent confirms to the Facility Agent and the Security Parties in form and substance satisfactory to the Facility Agent that it is bound by the terms of this Agreement as if it were the Facility Agent.

(c)	The Facility Agent may remove any security agent or co-security agent appointed by it and may appoint a new security agent or co-security agent in its place.

(d)	The Borrowers must pay to the Facility Agent any reasonable remuneration paid by the Facility Agent to any security agent or co-security agent appointed by it, together with any related costs and expenses properly incurred by the security agent or co-security agent.

21.	THE ADMINISTRATIVE PARTIES

21.1	Appointment and duties of the Facility Agent

(a)	Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under the Finance Documents.

(b)	Each Finance Party irrevocably authorises the Facility Agent on its behalf to:

(i)	perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	execute each Finance Document expressed to be executed by the Facility Agent on that Party's behalf.

(c)	The Facility Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

21.2	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger in its capacity as Arranger has no obligations of any kind to any other Party in connection with any Finance Document.

21.3	No fiduciary duties

Except as specifically provided in a Finance Document, nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person. No Administrative Party needs to hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

21.4	Individual position of an Administrative Party

(a)	If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)	Each Administrative Party may:

(i)	carry on any business with a Security Party or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with a Security Party or its related entities.

21.5	Reliance

The Facility Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	engage, pay for and rely on professional advisors selected by it; and

(d)	act under the Finance Documents through its personnel and agents.

21.6	Majority Lenders' instructions

(a)	The Facility Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, unless the Finance Documents expressly provide that the Facility Agent acts on the instructions of the Majority Lenders in exercising the relevant right, power or discretion, the Facility Agent may act as it considers to be in the best interests of all the Lenders.

(b)	Each Lender acknowledges and confirms that it shall act in a reasonable manner when reaching any decision as to the exercise or non-exercise of any right, power or discretion by the Facility Agent.

(c)	The Facility Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(d)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings in connection with any Finance Document.

(e)	The Facility Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the Majority Lenders.

21.7	Responsibility

(a)	No Administrative Party is responsible to any other Finance Party for the adequacy, accuracy or completeness of:

(i)	any Finance Document or any other document; or

(ii)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

(b)	Without affecting the responsibility of the Borrowers for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of the Borrowers and their related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)	has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document.

21.8	Exclusion of liability

(a)	The Facility Agent is not liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent, in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of the Facility Agent may rely on this Subclause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

21.9	Default

(a)	The Facility Agent is not obliged to monitor or enquire whether a Default has occurred. The Facility Agent is not deemed to have knowledge of the occurrence of a Default.

(b)	If the Facility Agent:

(i)	receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)	is aware of the non-payment of any principal or interest or any fee payable to a Lender under this Agreement,

it must promptly notify the Lenders.

21.10	Information

(a)	The Facility Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

(b)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, the Facility Agent has no duty:

(i)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of the Guarantor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from the Security Parties.

(d)	In acting as the Facility Agent, the agency division of the Facility Agent is treated as a separate entity from its other divisions and departments. Any information acquired by the Facility Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Facility Agent may be treated as confidential by the Facility Agent and will not be treated as information possessed by the Facility Agent in its capacity as such.

(e)	The Security Parties irrevocably authorise the Facility Agent to disclose to the other Finance Parties any information which is received by it in its capacity as the Facility Agent.

21.11	Indemnities

(a)	Without limiting the liability of the Security Parties under the Finance Documents, each Lender must indemnify the Facility Agent for that Lender's Pro Rata Share of any loss or liability incurred by the Facility Agent in acting as the Facility Agent, except to the extent that the loss or liability is caused by the Facility Agent's gross negligence or wilful misconduct.

(b)	The Facility Agent may deduct from any amount received by it for a Lender any amount due to the Facility Agent from that Lender under a Finance Document but unpaid.

21.12	Compliance

Each Administrative Party may refrain from doing anything (including disclosing any information) which might, based on the reasonable opinion of its legal counsel, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

21.13	Resignation of the Facility Agent

(a)	The Facility Agent may resign by giving written notice to the Lenders and the Borrowers, in which case the Majority Lenders shall appoint a successor facility agent of which the Borrowers approve, such approval not to be unreasonably withheld or delayed.

(b)	If no successor Facility Agent has been appointed under paragraph (a) above within thirty (30) days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent.

(c)	The resignation of the Facility Agent and the appointment of any successor facility agent will both become effective only when the successor facility agent notifies all the Parties that it accepts its appointment and confirms that it is satisfied that the rights under the Security Documents have been assigned or transferred to it. On giving the notification and confirmation, the successor facility agent will succeed to the position of the Facility Agent and the term Facility Agent will mean the successor facility agent.

(d)	The retiring Facility Agent must, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under the Finance Documents.

(e)	Upon its resignation becoming effective, this Clause will continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Facility Agent and, subject to paragraph (d) above, it will have no further obligations in its capacity as Facility Agent under any Finance Document.

(f)	The Majority Lenders may, by notice to the Facility Agent, require it to resign under paragraph (a) above.

21.14	Relationship with Lenders

(a)	The Facility Agent may treat each Lender as a Lender entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five (5) Business Days' prior notice from that Lender to the contrary.

(b)	The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)	The Facility Agent must keep a register of all the Parties and supply any other Party with a copy of the register on request. The register will include each Lender's Facility Office(s) and contact details for the purposes of this Agreement.

21.15	Notice period

Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

21.16	Calculation and notification of Mandatory Cost

(a)	Each Lender shall, if it wishes to charge a Mandatory Cost in respect of a Loan, calculate such cost in accordance with Schedule 5 (calculation of Mandatory Cost) and inform the Facility Agent of the amount thereof on or before 3:00 pm (Beijing time) on the Rate Fixing Day for such Loan.

(b)	If a Lender fails to specify its cost under paragraph (a) above or notification thereof is received after the time mentioned in that paragraph, the Facility Agent will assume that such Lender has not incurred any such cost and shall be under no obligation to make claim therefor on the Borrowers.

(c)	No Mandatory Cost may be notified to the Facility Agent which is less than twenty base units of the currency of the Loan in respect of which such cost has been calculated.

22.	EVIDENCE AND CALCULATIONS

22.1	Accounts

Accounts maintained by the Facility Agent in connection with this Agreement are conclusive (save for manifest error) evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

22.2	Certificates and determinations

Any certification or determination by the Facility Agent of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

22.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or otherwise, depending on what the Facility Agent determines is market practice.

23.	FEES

23.1	Commitment commission

The Borrowers must pay to the Facility Agent for and on behalf of the Lenders, a commitment commission calculated at the rate of 0.20% per annum on the undrawn, uncancelled amount of the Loans together, throughout the Availability Period, such commission to accrue from day to day on the basis of a 360 day year and the actual number of days elapsed. The accrued commitment commission is payable on the last day of each successive period of three months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancellation amount at the time the cancellation becomes effective.

23.2	Upfront fee

The Borrowers must pay to the Facility Agent an upfront fee in the manner agreed in the Fee Letter between the Facility Agent and the Borrowers.

23.3	Facility Agent’s Fee

The Borrowers must pay to the Facility Agent an agency fee in the manner agreed in the Fee Letter between the Facility Agent and the Borrowers.

23.4	Refund of fees

The fees referred to in this Clause 23 and the Fee Letter shall not be refunded under any circumstances whatsoever once they have been paid.

24.	INDEMNITIES AND BREAK COSTS

24.1	Currency indemnity

(a)	The Borrowers shall, as an independent obligation and within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability which that Finance Party incurs as a consequence of:

(i)	the Finance Party receiving an amount in respect of a Security Party's liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)	The Security Parties waive any right they may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

24.2	Other indemnities

(a)	The Borrowers shall, as an independent obligation and within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability which that Finance Party incurs as a consequence of:

(i)	the occurrence of any Event of Default;

(ii)	any failure by a Security Party to pay any amount due under a Finance Document on its due date;

(iii)	(other than by reason of negligence or default by that Finance Party) a Loan (or part of a Loan) not being made after a Request has been delivered for that Loan; or

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment.

The liability of the Borrowers in each case includes any cost, loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Loan.

(b)	The Borrowers must indemnify against any cost, loss or liability incurred by any Finance Party as a result of:

(i)	investigating any event which that Finance Party reasonably believes to be a Default; or

(ii)	acting or relying on any notice of a Security Party which that Finance Party reasonably believes to be genuine, correct and appropriately authorised.

(c)	The Borrowers must indemnify and agree to hold harmless the Finance Parties and in each case, each of its and their Affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an Indemnified Party) from and against any and all claims, damages, losses, liabilities, costs, legal expenses and expenses (altogether Losses), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any claim, investigation, litigation or proceeding (or the preparation of any defence with respect thereto) commenced or threatened in relation to the Finance Documents or the Related Contracts (or the transactions contemplated hereby or thereby) or any use made or proposed to be made with the proceeds of the Facility. This indemnity shall apply whether or not such claims, investigation, litigation or proceeding is brought by a Security Party, the shareholders of a Security Party or the creditors of a Security Party, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto, except to the extent such Losses are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or wilful misconduct.

(d)	No Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrowers or any shareholders or creditors of the Borrowers for or in connection with the transactions referred to in paragraph (c) above, except for direct (as opposed to indirect or consequential) damages or losses to the extent such liability is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or wilful misconduct.

(e)	The Borrowers must indemnify and hold each Finance Party harmless on a full indemnity basis, from and against each and every Loss:

(i)	arising directly or indirectly out of or in any way connected with the ownership, possession, performance, transportation, management, sale, import to or export from any jurisdiction, control, use or operation, registration, navigation, certification, classification, management, manning, provisioning, the provision of bunkers and lubricating oils, testing, design, condition, delivery, acceptance, leasing, subleasing, chartering, insurance, maintenance, repair, service, modification, refurbishment, dry docking, survey, conversion, overhaul, replacement, removal, repossession, return, redelivery, storage, sale, disposal, the complete or partial removal, decommissioning, making safe, destruction, abandonment or loss by the Guarantor or any other person of either of the Vessels or caused by either of the Vessels becoming a wreck or an obstruction to navigation, whether or not such liability may be attributable to any defect in either of the Vessels or to the design, construction or use thereof or from any maintenance, service, repair, dry docking, overhaul, inspection or for any other reason whatsoever (whether similar to any of the foregoing or not), and regardless of when the same shall arise and whether or not either of the Vessels (or any part thereof) is in possession or control of the Guarantor or the Manager or any other person and whether or not the same is in United Kingdom waters or abroad;

(ii)	arising directly or indirectly out of or in any way connected with any Release of Hazardous Material, any Environmental Claim, or any breach of an Environmental Law or the terms and conditions of an Environmental Approval;

(iii)	as a consequence of any claim that any design, article or material in either of the Vessels or any part thereof or relating thereto or the operation or use thereof constitutes an infringement of patent, copyright, design or other proprietary right; or

(iv)	in preventing or attempting to prevent the arrest, seizure, taking in execution, requisition, impounding, forfeiture or detention of either of the Vessels or in securing or attempting to secure the release of either of the Vessels.

24.3	Break Costs

(a)	The Borrowers must pay to each Lender its Break Costs in accordance with this Agreement.

(b)	In respect of a Lender, Break Costs are the amount (if any) determined by the relevant Lender by which:

(i)	the interest which that Lender would have received for the period from the date of receipt of payment of a Loan or an overdue amount to the last day of the current Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

exceeds

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

(c)	Each Lender must supply to the Borrowers details of the amount of any Break Costs claimed by it under this Clause.

25.	EXPENSES

25.1	Initial costs

The Borrowers must pay to each Finance Party the amount of all reasonable costs and expenses (including legal fees) incurred by it in connection with (but not limited to) the negotiation, preparation, printing and execution of the Finance Documents.

25.2	Subsequent costs

The Borrowers must pay to each Finance Party the amount of all reasonable costs and expenses (including legal fees) incurred by it in connection with:

(a)	the negotiation, preparation, printing and execution of any Finance Document (other than a Transfer Certificate) executed after the date of this Agreement; and

(b)	any amendment, waiver or consent requested by or on behalf of the Borrowers or specifically allowed by this Agreement.

The Borrowers shall not be required to bear the amount of any costs and expenses (including legal fees) incurred by a Lender or a New Lender (as that term is defined in Clause 28.2 (Assignments and transfers by Lenders)) in connection with any voluntary transfer made by a Lender under this Agreement or any of the Security Agreements. In the event that a Lender is required to undertake any such transfers as a result of the provisions of Clause 11.4 (Mitigation), any costs of that Lender or a New Lender arising out of such transfer shall be payable by the Borrowers.

25.3	Enforcement costs

The Borrowers must pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement or attempted enforcement of, or the preservation or attempted preservation of any rights under, any Finance Document.

26.	WAIVER OF CONSEQUENTIAL DAMAGES

In no event shall any Finance Party be liable on any theory of liability for any special, indirect, consequential or punitive damages and the Security Parties hereby waive, release and agree (for themselves and on behalf of their Subsidiaries) not to sue upon any such claim for any such damages, unless caused by the fraud, wilful default or recklessness of the relevant Finance Party in performance of any of its obligations under this Agreement or any of the Finance Documents.

27.	AMENDMENTS AND WAIVERS

27.1	Procedure

(a)	Except as provided in this Clause 27, no term of the Finance Documents may be amended or waived without the agreement of the Security Parties and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)	The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

27.2	Exceptions

(a)	An amendment or waiver which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	the definition of any of Vessel 1 and Vessel 2 in Clause 1.1 (Definitions);

(iii)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(iv)	a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(v)	an increase in, or an extension of, a Commitment or the Total Commitments;

(vi)	a release of a Security Party;

(vii)	a term of a Finance Document which expressly requires the consent of each Lender;

(viii)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents;

(ix)	a reduction in the Margin or the Interest Rate;

(x)	the release of security; or

(xi)	this Clause,

may only be made with the consent of all the Lenders and the Security Parties such consent not to be unreasonably withheld or delayed.

(b)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party, the Majority Lenders and the Security Parties.

27.3	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and on the instructions of the Majority Lenders and after consultation with the Security Parties) determines is necessary to reflect the change.

27.4	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

28.	CHANGES TO THE PARTIES

28.1	Assignments and transfers by Security Parties

No Security Party may assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

28.2	Assignments and transfers by Lenders

(a)

A Lender (the Existing Lender) may, subject to the following provisions of this Subclause, at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to another bank, financial institution or to a trust, fund or other entity which is regularly engaged or established for the purpose of making, purchasing or otherwise investing in loans, securities or other financial assets (the New Lender), provided always that:

(i)	each assignment or transfer shall be uniform, and not a varying percentage of all rights and obligations under this Agreement;

(ii)	each assignment or transfer shall not result in increased liability to the Borrowers; and

(iii)	the Facility Agent shall provide to the Borrowers details of the proposed new lenders at least seven (7) Business Days prior to the proposed transfer date and the Borrowers shall approve or object to the identity of any one or more of the proposed new lenders on such list (such approval not to be unreasonably withheld or delayed). The relevant Lender shall be entitled to effect a transfer or assignment to any proposed new lender on such list to which the Borrowers have not objected on reasonable grounds within such seven (7) Business Day period.

(b)	An Existing Lender may at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement:

(i)	to an Affiliate of the Existing Lender; or

(ii)	following the occurrence and during the continuation of an Event of Default,

without the consent of the Borrowers.

(c)	Unless the Borrowers otherwise agree (acting reasonably), a transfer of part of a Commitment or the rights and obligations under this Agreement by the Existing Lender must be in a minimum amount of twenty five million Dollars (US$25,000,000) unless the Commitment of the Existing Lender is less than such amount, in which case the whole of the Commitment of the Existing Lender may be transferred.

(d)	A transfer of obligations will be effective only if either:

(i)	the obligations are novated in accordance with the following provisions of this Clause 28; or

(ii)	the New Lender confirms to the Facility Agent and the Borrowers in form and substance reasonably satisfactory to the Facility Agent and the Borrowers that it is bound by the terms of this Agreement.

(e)	On the transfer becoming effective in this manner, the relevant Lender will be released from its obligations under this Agreement to the extent that they are transferred to the New Lender.

(f)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

28.3	Procedure for transfer by way of novations

(a)	In this Subclause:

Transfer Date means, for a Transfer Certificate, the later of:

(i)	the proposed Transfer Date specified in that Transfer Certificate; and

(ii)	the date on which the Facility Agent executes that Transfer Certificate.

(b)	A novation is effected if:

(i)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

(ii)	the Facility Agent executes it.

(c)	On the Transfer Date:

(i)	the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Lender; and

(ii)	the Existing Lender will be released from those obligations and cease to have those rights.

(d)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

28.4	Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender is not responsible to a New Lender for:

(i)	the legality, validity, effectiveness, completeness, accuracy, adequacy or enforceability of any Finance Document or any other document;

(ii)	the financial condition of the Security Parties;

(iii)	the performance and observance by the Security Parties of their obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statement or information (whether written or oral) made in or supplied in connection with any Finance Document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of the Security Parties and their related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

(c)	Nothing in any Finance Document requires an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)	support any losses incurred by the New Lender by reason of the non-performance by the Security Parties of their obligations under any Finance Document or otherwise.

28.5	Costs resulting from change of Lender or Facility Office

If:

(a)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date of assignment, transfer or change occurs, the Borrowers would be obliged to pay a Tax Payment or an Increased Cost,

then, unless the assignment, transfer or change is made by a Lender to mitigate any circumstances giving rise to a Tax Payment, Increased Cost or a right to be prepaid and/or cancelled by reason of illegality, the Borrowers need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

28.6	Changes to the Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Borrowers) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

29.	DISCLOSURE OF INFORMATION

Each Finance Party may disclose such information as that Finance Party shall consider appropriate in respect of information supplied to it, by or on behalf of the Security Parties, the Seaspan Group, the Charterers or the Finance Documents to:

(a)	in the case of any other Finance Party, any of its Affiliates; or

(b)	any other person who has not been objected to by the Borrowers pursuant to Clause 28.2(a)(iii) (Assignments and transfers by Lenders), to (or through) whom an Existing Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement or with (or through) whom a Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrowers; or

(c)	any person to whom, and to the extent that, information is required to be disclosed by any Applicable Law; or

(d)	any other Finance Party; or

(e)	to its and the Security Parties’ professional advisors,

PROVIDED ALWAYS that, in relation to paragraph (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking. Except as provided in this Clause, a Lender may not disclose any information about the Security Parties, the Seaspan Group, the Charterers or the Finance Documents to any person.

30.	SET-OFF

A Finance Party may set off any matured obligation owed to it by a Security Party under the Finance Documents against any obligation (whether or not matured) owed by that Finance Party to that Security Party, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, that Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	PRO RATA SHARING

31.1	Redistribution

If any amount owing by the Borrowers under this Agreement to a Lender (the recovering Lender) is discharged by payment, set-off or any other manner other than through the Facility Agent under this Agreement (a recovery), then:

(a)	the recovering Lender must, within three (3) Business Days, supply details of the recovery to the Facility Agent;

(b)	the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Lender would have received if the recovery had been received by the Facility Agent under this Agreement; and

(c)	the recovering Lender must pay to the Facility Agent an amount equal to such excess (the redistribution).

31.2	Effect of redistribution

(a)	The Facility Agent must treat a redistribution as if it were a payment by the Borrowers under this Agreement and distribute it among the Lenders, other than the recovering Lender, accordingly.

(b)	When the Facility Agent makes a distribution under paragraph (a) above, the recovering Lender will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c)	If and to the extent that the recovering Lender is not able to rely on any rights of subrogation under paragraph (b) above, the Borrowers will owe the recovering Lender a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)	If:

(i)	a recovering Lender must subsequently return a recovery, or an amount measured by reference to a recovery, to the Borrowers; and

(ii)	the recovering Lender has paid a redistribution in relation to that recovery,

each Finance Party must reimburse the recovering Lender all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the re-distribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

31.3	Exceptions

Notwithstanding any other term of this Clause, a recovering Lender need not pay a redistribution to the extent that:

(a)	it would not, after the payment, have a valid claim against the Borrowers in the amount of the redistribution; or

(b)	it would be sharing with another Finance Party any amount which the recovering Lender has received or recovered as a result of legal or arbitration proceedings, where:

(i)	the recovering Lender notified the Facility Agent of those proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

32.	SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

33.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts and by facsimile, provided that original signed copies are provided within a reasonable period of time thereafter. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

34.	NOTICES

34.1	In writing

(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given in person, by post, fax, e-mail or by any other electronic communication approved by the Facility Agent.

(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

(d)	Communications sent by the Facility Agent in the normal course of business will not be signed.

34.2	Contact details

(a)	Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	The contact details of the Borrowers and the Guarantor for this purpose are:

Address:	Unit 2, 7th Floor, Bupa Centre, 141 Connaught Road West, Hong Kong, F40000
Fax number:	(852) 254 01689
Attention:	Sai Chu, Chief Financial Officer

with a copy to Seaspan Ship Management Ltd. of:

Address:	2600-200 Granville Street, Vancouver, B.C., Canada V6C 1S4
Fax number:	604-331-0925
Attention:	Gerry Wang, Chief Executive Officer

(c)	The contact details of the Facility Agent for this purpose are:

Address:	No.55 Fuxingmen Nei Avenue, Xicheng District, Beijing
Fax number:	(86) 10 6610 7712
Attention:	Lan Tao, Manager, Shipping Finance

(d)	A Party may change its contact details by giving five (5) Business Days' notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(e)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

34.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, ten (10) days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form; and

(iv)	if by e-mail or any other electronic communication, when received in legible form.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Facility Agent will only be effective on actual receipt by it.

34.4	Borrowers

All communications under the Finance Documents to or from the Borrowers must be sent through the Facility Agent or with a copy to the Facility Agent.

34.5	Entire Agreement

This Agreement and the other Finance Documents entered into pursuant to this Agreement contain the whole agreement between the parties relating to the transactions contemplated by this Agreement and supersede all previous agreements between the parties relating to such transactions.

35.	LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)	(unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

36.	GOVERNING LAW

This Agreement is governed by English law.

37.	ENFORCEMENT

37.1	Jurisdiction

(a)	The English courts have jurisdiction to settle any dispute in connection with any Finance Document.

(b)	The English courts are the most appropriate and convenient courts to settle any such dispute.

(c)	This Clause is for the benefit of the Lenders only. To the extent allowed by law, the Lenders may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

37.2	Service of process

(a)	The Security Parties irrevocably appoint Clifford Chance Secretaries Limited of 10 Upper Bank Street, London, E14 5JJ as its agent under the Finance Documents for service of process in any proceedings before the English courts.

(b)	If any person appointed as process agent is unable for any reason to act as agent for service of process, the Security Parties must immediately appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

(c)	The Security Parties agree that failure by a process agent to notify them of any process will not invalidate the relevant proceedings.

(d)	This Clause does not affect any other method of service allowed by law.

37.3	Waiver of immunity

The Security Parties irrevocably and unconditionally:

(a)	agree not to claim any immunity from proceedings brought by a Finance Party against them in relation to a Finance Document and to ensure that no such claim is made on their behalf;

(b)	consent generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waive all rights of immunity in respect of them or their assets.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL LENDERS

Name of Original Lender	Commitments (US$)
Industrial and Commercial Bank of China Limited	150,000,000
No.55 Fuxingmen Nei Avenue
Xicheng District
Beijing
P.R. China, 100031

SCHEDULE 2

PART 1A

INITIAL CONDITION PRECEDENT DOCUMENTS

1.	Security Parties

(a)	A certified copy* of the constitutional documents of each of the Security Parties or, if the Facility Agent already has a copy, a certificate of that Security Party certifying that the copy in the Facility Agent's possession is still correct, complete and in full force and effect as at a date no earlier than the date of the Request together with an up to date Certificate of Goodstanding dated no more than ten (10) Business Days prior to the first Utilisation Date.

(b)	A certified copy* of a resolution of the board of directors of each of the Security Parties (unless such resolution in relation to the issues below is still in full force and effect):

(i)	approving the terms of, and the transactions contemplated by, each Finance Document and each Related Contract to which that Security Party is a party and resolving that it executes each such Finance Document and each Related Contract, then to be executed;

(ii)	authorising a specified person or persons to execute each Finance Document and each Related Contract on its behalf to which it is a party, then to be executed; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with each Finance Document and each Related Contract to which it is a party, then to be executed.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1(b) above.

(d)	A certified copy* of all other resolutions, consents, licences, exemptions and filings, corporate, official or otherwise which the Lender may reasonably require in connection with this Agreement or any other Finance Document.

2.	Finance Documents and Related Contracts

(a)	A duly executed original of this Agreement.

(b)	A duly executed original of each relevant Pre-delivery Assignment.

(c)	A duly executed original of each Time Charter and Earnings Assignment.

(d)	A duly executed original of the Fee Letter.

(e)	A duly executed original of the Share Pledge.

(f)	A certified copy* of each Time Charter and Charter Guarantee, if applicable, duly executed.

(g)	A certified copy* of each Shipbuilding Contract, duly executed.

(h)	A certified copy* of each Refund Guarantee.

(i)	Duly executed originals of all notices of assignment required to be served under each Security Document referred to above and faxed copies of the acknowledgements (except in the case of the Charterer, Builder and Refund Guarantor) thereof (where it is not possible to provide originals of the same, with such originals to follow as soon as practicable after the first Utilisation Date), duly executed by each relevant counterparty.

3.	Other documents

(a)	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or any Related Contract or for the validity and enforceability of any Finance Document or any Related Contract.

(b)	A letter from Clifford Chance Secretaries Limited agreeing to its appointment as process agent for the Security Parties under the Finance Documents.

4.	Legal opinions

(a)	A legal opinion of Stephenson Harwood, English legal advisors to the Lenders, addressed to the Facility Agent as agent for and on behalf of itself and the Lenders.

(b)	A legal opinion of Poles, Tublin, Stratakis, Gonzalez & Weichert, LLP, Marshall Island legal advisors to the Facility Agent, addressed to the Facility Agent as agent for and on behalf of itself and the Lenders.

5.	Other Requirements

(a)	All fees due and payable under the Fee Letter have been paid or will be paid in accordance with the terms of the Fee Letter.

PART 1B

CONDITIONS SUBSEQUENT TO INITIAL DRAWING

1.	Finance Documents and Related Contracts

(a)	A duly executed original of the Retention Account Charge.

(b)	A duly executed original of the relevant Management Agreement Assignment.

(c)	A duly executed original of each of the Manager's Undertakings.

(d)	A certified copy* of the Management Agreement, duly executed.

*	Each certified copy document must be certified by a director, officer or duly authorised attorney of the relevant Security Party as being true and complete as at a date no earlier than the date of the Request for a Loan.

SCHEDULE 2

PART 2

DELIVERY DATE CONDITIONS PRECEDENT DOCUMENTS

At the time of delivery of each Vessel, the Facility Agent shall require the following documentation from the Guarantor:-

1.	Guarantor

(a)	A certificate of each of the Security Parties certifying that the constitutional documents have not been amended since they were first delivered to the Facility Agent.

(b)	A certified copy of a resolution of the board of directors of the Guarantor (unless such a resolution in relation to the issues below is still in force):

(i)	authorising a specified person or persons to execute the relevant Mortgage and the relevant Insurance Assignment and authorising a specified person or persons to execute such necessary documentation as is required to permit the Guarantor to take physical possession of the relevant Vessel; and

(ii)	authorising a specified person or persons, on its behalf, to sign or despatch all other documents and notices to be signed or despatched by it under or in connection with the relevant Mortgage and authorising a specified person or persons, on its behalf, to sign or despatch all other documents and notices to be signed or despatched as necessary to take physical possession of the relevant Vessel.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraphs (b) (i) and (ii) above.

2.	Documents

(a)	A duly executed original of the relevant Mortgage;

(b)	A duly executed original of the relevant Deed of Covenants;

(c)	A duly executed original of the relevant Insurances Assignment;

(d)	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Security Documents or for the validity and enforceability of any of those documents.

3.	The Vessel to be delivered

(a)	A certified copy* of:

(i)	a classification certificate in respect of the Vessel showing the Vessel to be in class without recommendation, condition or qualification or, in the event that this is not available, a faxed copy with a certified copy to follow as soon as practicable after the relevant Delivery Date;

(ii)	a valid Interim Safety Management Certificate for the Vessel;

(iii)	a valid Document of Compliance; and

(iv)	a valid International Ship Security Certificate for the Vessel.

(b)	Evidence acceptable to the Facility Agent that the Vessel has been delivered to the Guarantor under the relevant Shipbuilding Contract on the Delivery Date and title (as described in paragraph 1(a)(ii) of Schedule 3) to the Vessel will pass to the Guarantor.

4.	Insurance

(a)	A certified copy of all current insurance policies in respect of the Vessel.

(b)	A duly executed and, where necessary, notarised notice of assignment (and acknowledgement of the same) of the Obligatory Insurances in respect of the Vessel duly executed by the Guarantor substantially in the form provided for in the Insurances Assignment.

(c)	Fax confirmation from each broker, insurer and club concerned with the Obligatory Insurances of the Vessel that:

(i)	the relevant cover is in effect;

(ii)	they will accept notice of assignment of the Obligatory Insurances in favour of the Facility Agent and execute an acknowledgement of the notice in the form required by the Facility Agent;

(iii)	they will restrict their lien for unpaid premiums under any fleet policy to unpaid premiums in respect of that Vessel only;

(iv)	they will issue a letter of undertaking in the current LIBA form (in the case of Lloyds brokers), in the form provided for in the Insurances Assignment (in the case of non-Lloyds brokers and insurers other than clubs) or in their current standard form (in the case of clubs);

(v)	they will accept endorsement of a loss payable clause on the policies in the form provided for in the Insurances Assignment (in the case of brokers and insurers other than clubs) or will note the interest of the Facility Agent in the entry for the Vessel by way of a loss payable clause in their current standard form (in the case of clubs); and

(vi)	they are not aware of any mortgage, charge, assignment or other encumbrance affecting the Obligatory Insurances with which they are concerned (other than any previously disclosed by the Guarantor to the Facility Agent in writing).

(d)	A final insurance report prepared by the Facility Agent, acceptable to the Lenders.

5.	Legal Opinions

(a)	A legal opinion of Stephenson Harwood, English legal advisers to the Lenders, addressed the Facility Agent as agent for and on behalf of itself and the Lenders.

(b)	A legal opinion of Stephenson Harwood & Lo, Hong Kong legal advisers to the Lenders, addressed to the Facility Agent as agent for and on behalf of itself and the Lenders.

6.	Other Requirements

*	Each certified copy document must be certified by a director, officer or duly authorised attorney of the relevant Security Party as being true and complete as at a date no earlier than the Delivery Date of a Vessel.

SCHEDULE 3

CONDITIONS SUBSEQUENT TO DELIVERY DATE

The Facility Agent shall require the following documentation and evidence from the Guarantor, in respect of a Vessel at the time provided for in Clause 3.1 (d).

1.	Evidence

(a)	Evidence that:-

(i)	the Mortgage in respect of the Vessel has been duly recorded in the Hong Kong Shipping Register and constitutes a first priority security interest over the Vessel and that all taxes and fees payable to the Hong Kong Shipping Register in respect of that Vessel have been paid in full;

(ii)	the title to the Vessel is held by the Guarantor free of all Security Interests other than Permitted Liens; and

(iii)	the Vessel is provisionally registered in the name of the Guarantor, as appropriate, as a Hong Kong flag ship at the port of Hong Kong.

(b)	Confirmation acceptable to the Facility Agent that the Guarantor has accepted the Vessel pursuant to the terms of the relevant Shipbuilding Contract and executed a protocol of delivery and acceptance.

(c)	Confirmation acceptable to the Facility Agent from the Guarantor that the Charterer has accepted the Vessel pursuant to the terms of the relevant Time Charter.

(d)	A copy of the commercial invoice in respect of the Vessel.

(e)	A copy of the builder's certificate in respect of the Vessel.

SCHEDULE 4

FORM OF PAYMENT REQUEST

To:	Industrial and Commercial Bank of China Limited

From:	SEASPAN FINANCE II CO. LTD. and SEASPAN FINANCE III CO. LTD.

Date:	[ ]

US$150,000,000 Credit Agreement dated                      2007 (the Credit Agreement)

1.	We wish to borrow a Loan from you as follows:

(a)	Utilisation Date:	[ ]

(b)	Amount/currency:	[ ]

(c)	Vessel:

2.	Term: [ ] months

3.	Payment Instructions:

To include provisions that:

4.	We confirm that each condition specified in Clause 3.2 (Further conditions precedent) of the Credit Agreement is satisfied on the date of this Request.

5.	We confirm that evidence of [costs / payments] to which the Loan relates is attached to this Request.

By:

SEASPAN FINANCE II CO. LTD. and SEASPAN FINANCE III CO. LTD.
Authorised Signatory

SCHEDULE 5

CALCULATION OF THE MANDATORY COST

1	General

The Mandatory Cost is the weighted average of the rates calculated below by the Facility Agent on the first day of a Term. The Facility Agent must distribute each amount of Mandatory Cost among the Lenders on the basis of the rate for each Lender.

2	For a Lender lending from a Facility Office in the U.K.

(d)	The relevant rate for a Lender lending from a Facility Office in the U.K. is the arithmetic mean of the rates notified by each of the Reference Banks to the Facility Agent and calculated in accordance with the following formulae:

E x 0.01	per cent. per annum
300

where on the day of application of the formula:

E	is the charge payable by the Reference Bank to the Financial Services Authority under the fees rules (but, for this purpose, calculated by the Facility Agent on a notional basis as being the average of the fee tariffs within fee-block Category A1 (Deposit acceptors) of the fees rules, applying any applicable discount and ignoring any minimum fee required under the fees rules) and expressed in pounds per £1 million of the tariff base of that Reference Bank.

(e)	For the purposes of this paragraph:

(i)	eligible liabilities and special deposit have the meanings given to them at the time of application of the formula by the Bank of England;

(ii)	fees rules means the then current rules on periodic fees in the Supervision Manual of the FSA Handbook; and

(iii)	tariff base has the meaning given to it in the fees rules.

(f)	Each rate calculated in accordance with a formula is, if necessary, rounded upward to four decimal places.

(g)	(i) Each Reference Bank must supply to the Facility Agent the information required by it to make a calculation of the rate for that Reference Bank. The Facility Agent may assume that this information is correct in all respects.

(i)	If a Reference Bank fails to do so, the Facility Agent may assume that the Reference Bank's obligations in respect of cash ratio deposits, special deposits and the fees rules are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

(ii)	The Facility Agent has no liability to any Party if its calculation over or under compensates any Lender.

3	For a Lender lending from a Facility Office in a Participating Member State

(a)	The relevant rate for a Lender lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that Lender to the Facility Agent as its cost of complying with the minimum reserve requirements of the European Central Bank.

(b)	If a Lender fails to specify a rate under paragraph (a) above, the Facility Agent will assume that the Lender has not incurred any such cost.

4	Changes

The Facility Agent may, after consultation with the Borrowers and the Lenders, notify all the Parties of any amendment to this Schedule which is required to reflect:

(i)	any change in law or regulation; or

(ii)	any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).

Any notification will be, in the absence of manifest error, conclusive and binding on all the Parties.

SCHEDULE 6

FORM OF TRANSFER CERTIFICATE

To:	SEASPAN FINANCE II CO. LTD. and SEASPAN FINANCE III CO. LTD.

Copied to:	Seaspan Corporation

From:	[THE EXISTING BANK] and [THE NEW BANK]

Date:	[ ]

US$150,000,000 Credit Agreement dated                     , 2007 (the Credit Agreement)

We refer to Clause 28.3 (Procedure for transfer by way of novations) of the Credit Agreement.

1.	We [ ] (the Existing Bank) and [ ] (the New Bank) agree to the Existing Bank and the New Bank novating all the Existing Bank's rights and obligations referred to in the Schedule in accordance with Clause 28.3. (Procedure for transfer by way of novations).

2.	The specified date for the purposes of Clause 28.3(a) (Procedure for transfer by way of novations) is [date of novation].

3.	The Facility Office and address for notices of the New Bank for the purposes of Clause 34.2 (Contact details) are set out in the Schedule attached to this Certificate.

4.	This Novation Certificate is governed by English law.

THE SCHEDULE

Rights and obligations to be novated

[Choose one of the following options (a) or (b):]

(a)	all of the rights and obligations of the Existing Lender in respect of the Facility - principal amount US$[ ].

(b)	the principal amount of US$[ ] in respect of each of the Loans and all the rights and obligations attached to the same-total principal amount US$[ ].

[New Bank]

[Facility Office Address for notices]

[Existing Bank]	[New Bank]

By:	By:

Date:	Date:

The Transfer Date is confirmed by the Facility Agent as [                    ].

Industrial and Commercial Bank of China Limited

By:

SCHEDULE 7

REDUCTION SCHEDULE

Commitment Reduction Date	Reduction Amount US$	Debt O/S US$
1	0	150,000,000
2	0	150,000,000
3	0	150,000,000
4	0	150,000,000
5	0	150,000,000
6	0	150,000,000
7	3,513,261	146,486,739
8	3,615,000	142,871,739
9	3,720,000	139,151,739
10	3,827,772	135,323,967
11	3,938,804	131,385,163
12	4,053,098	127,332,065
13	4,170,652	123,161,413
14	4,291,467	118,869,946
15	4,416,033	114,453,913
16	4,544,022	109,909,891
17	4,675,761	105,234,130
18	4,811,413	100,422,717
19	4,950,978	95,471,739
20	5,094,456	90,377,283
21	5,242,337	85,134,946
22	5,394,294	79,740,652
23	5,550,652	74,190,000
24	5,711,739	68,478,261

SCHEDULE 8

COMPLIANCE CERTIFICATE

To:	Industrial and Commercial Bank of China Limited as Facility Agent

From:	Seaspan Corporation

US$150,000,000 Credit Agreement dated                     , 2007 (the Credit Agreement)

2.	Terms defined in the Credit Agreement have the same meaning in this Certificate.

3.	I/We hereby certify that as of [ ] the status of the financial covenants set out in Clause 17 (Financial Covenants) of the Credit Agreement are as follows:

(a)	Tangible Net Worth: the Tangible Net Worth of the Guarantor is not less than four hundred and fifty million Dollars (US$450,000,000).

(b)	Gearing: the Total Borrowings do not exceed 65 per cent. of Total Assets.

(c)	Net Interest Coverage Ratio: the Interest Coverage Ratio is greater than 2.50 to 1.

(d)	Interest and Principal Coverage Ratio: the Interest and Principal Coverage Ratio is not less than 1.1 to 1.

(e)	the aggregate Market Value of the Vessels is not less than 125 per cent. of the aggregate principal amount of the outstanding Loans*

*	delete if circumstances in Clause 17.8 of the Credit Agreement have not occurred

[            ]

Yours faithfully,

[ ]

Chief Executive Officer

[or]

Chief Financial Officer

SCHEDULE 9

ANNUAL COMPLIANCE CERTIFICATE

To:	Industrial and Commercial Bank of China Limited as Facility Agent

From:	Seaspan Corporation

US$150,000,000 Credit Agreement dated                     , 2007 (the Credit Agreement)

Terms defined in the Credit Agreement have the same meaning in this Certificate.

1.	I/We hereby certify that [no Default has occurred and is continuing or is outstanding] [a Default under Clause [ ] of [specify document] is outstanding and the following steps are being taken to remedy it [ ].

2.	[Except as set out below, the representations set out in Clause 14 (Representations) of the Credit Agreement are deemed to be repeated as at the date hereof.]

3.	I/We hereby attach a list of the estimated dates of the intended dry docking of the Vessels actually delivered on or before the date of this Certificate.

4.	I/We hereby certify that as of [ ] the status of the financial covenants set out in Clause 17 (Financial Covenants) of the Credit Agreement are as follows:

(a)	Tangible Net Worth: the Tangible Net Worth of the Guarantor is not less than four hundred and fifty million Dollars (US$450,000,000).

(b)	Gearing: the Total Borrowings do not exceed 65 per cent. of Total Assets.

(c)	Net Interest Coverage Ratio: the Interest Coverage Ratio is greater than 2.50 to 1.

(d)	Interest and Principal Coverage Ratio: the Interest and Principal Coverage Ratio is not less than 1.1 to 1.

(e)	the aggregate Market Value of the Vessels is not less than 125 per cent. of the aggregate principal amount of the outstanding Loans*

*	delete if circumstances in Clause 17.8 of the Credit Agreement have not occurred

[            ]

Yours faithfully,

[ ]

Chief Executive Officer

[or]

Chief Financial Officer

SCHEDULE 10

STANDING PAYMENT INSTRUCTIONS

US$ Payment Details:

Beneficiary’s Bank:

Swift:

Account No.:

Beneficiary:

Swift:

Reference:

Further credit:

SCHEDULE 11

ESTIMATED ADDBACK RELATING TO CERTAIN DELIVERED VESSELS* DEPRECIATION

Date	Amount of Add Back (US$)
9/30/05	207,588,000
12/31/05	205,843,000
3/31/06	204,099,000
6/30/06	202,354,000
9/30/06	200,610,000
12/31/06	198,866,000
3/31/07	197,121,000
6/30/07	195,377,000
9/30/07	193,632,000
12/31/07	191,888,000
3/31/08	190,143,000
6/30/08	188,399,000
9/30/08	186,655,000
12/31/08	184,910,000
3/31/09	183,166,000
6/30/09	181,420,001
9/30/09	179,677,000
12/31/09	177,932,000
3/31/10	176,188,000
6/30/10	174,443,000
9/30/10	172,699,000
12/31/10	170,955,000

3/31/11	169,210,000
6/30/11	167,466,000
9/30/11	165,721,000
12/31/11	163,977,000
3/31/12	162,232,000
6/30/12	160,488,000
9/30/12	158,744,000
12/31/12	156,999,000
3/31/2013	155,255,000
6/30/2013	153,510,000
9/30/2013	151,766,000
12/31/2013	150,021,000
3/31/14	148,258,000
6/30/14	146,513,000
9/30/14	144,768,000
12/31/14	143,023,000
3/31/15	141,278,000
6/30/15	139,533,000
9/30/15	137,788,000
12/31/15	136,043,000
3/31/16	134,298,000
6/30/16	132,553,000
9/30/16	130,808,000
12/31/16	129,063,000
3/31/17	127,318,000
6/30/17	125,573,000
9/30/17	123,828,000
12/31/17	122,083,000

3/31/18	120,338,000
6/30/18	118,593,000
9/30/18	116,848,000
12/31/18	115,103,000
3/31/19	113,358,000
6/30/19	111,613,000
9/30/19	109,868,000
12/31/19	108,123,000
3/31/20	106,378,000
6/30/20	104,633,000
9/30/20	102,888,000
12/31/20	101,143,000
3/31/21	99,398,000
6/30/21	97,653,000
9/30/21	95,908,000
12/31/21	94,163,000
3/31/22	92,418,000
6/30/22	90,673,000
9/30/22	88,928,000
12/31/22	87,183,000

*	The “certain delivered vessels” of the Guarantor referred to in this Schedule are as follows:

CSCL Hamburg

CSCL Chiwan

CSCL Ningbo

CSCL Dalian

CSCL Felixstowe

CSCL Oceania

CSCL Africa

CSCL Vancouver

CSCL Sydney

CSCL New York

SIGNATORIES

Borrowers

SEASPAN FINANCE II CO. LTD.

By:	/s/ Gerry Wang

SEASPAN FINANCE III CO. LTD.

By:	/s/ Gerry Wang

Guarantor

SEASPAN CORPORATION

By:	/s/ Gerry Wang

The Arranger

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED

By:	/s/ Lucy Frenen
Lucy Frenen
Attorney-in-Fact

Original Lenders

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED

By:	/s/ Lucy Frenen
Lucy Frenen
Attorney-in-Fact

The Facility Agent

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED

By:	/s/ Lucy Frenen
Lucy Frenen
Attorney-in-Fact